This preliminary prospectus supplement and the accompanying prospectus relate to an effective registration statement under the Securities Act of 1933, but the information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell the securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Preliminary Prospectus Supplement (To Prospectus dated July 16, 2009)	Filed pursuant to Rule 424(b)(5) Registration No. 333-157269
SUBJECT TO COMPLETION, DATED APRIL 10, 2012 TearLab Corporation

Shares of Common Stock

We are offering                shares of our common stock, $0.001 par value per share, pursuant to this prospectus supplement and the accompanying prospectus.

Our common stock is listed on The NASDAQ Capital Market under the symbol “TEAR” and on the Toronto Stock Exchange under the symbol “TLB.”  The last reported sale price of our common stock on The NASDAQ Capital Market on April 9, 2012 was $3.88 per share.  The last reported sale price of our common stock on the Toronto Stock Exchange on April 9, 2012 was Cdn. $3.80 per share. The Toronto Stock Exchange has conditionally approved the listing of the shares of common stock that we are offering pursurant to this prospectus supplement. Listing is subject to us fulfilling all of the listing requirements of Toronto Stock Exchange on or before May 19, 2012.

Investing in our common stock involves a high degree of risk.  Please see the sections entitled “Risk Factors” beginning on page S-4 of this prospectus supplement, page 5 of the accompanying prospectus and “Item 1A—Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011, which has been filed with the Securities and Exchange Commission and is incorporated by reference in this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions (1)	$	$
Proceeds, before expenses, to us	$	$
_____________________
(1)         Excludes underwriter’s out-of-pocket expenses we have agreed to reimburse. See the section captioned “Underwriting” in this prospectus supplement for additional information.

The underwriter may also purchase up to an additional                  shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover overallotments, if any. If the underwriter exercises the option in full, the total discount and commission will be $             and the total net proceeds, before expenses, to us will be $            .

The underwriter expects to deliver the shares against payment on or about                      , 2012.

Craig-Hallum Capital Group
Sole Book-Running Manager

The date of this prospectus supplement is April   , 2012.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, including the documents incorporated by reference, which describes the specific terms of this offering. The second part, the accompanying prospectus, including the documents incorporated by reference, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. Before you invest, you should carefully read this prospectus supplement, the accompanying prospectus, all information incorporated by reference herein and therein, as well as the additional information described under “Where You Can Find More Information” on page S-22 of this prospectus supplement. These documents contain information you should consider when making your investment decision. This prospectus supplement may add, update or change information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference therein, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference therein.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free writing prospectuses we may provide to you in connection with this offering.  We have not, and the underwriter has not, authorized any other person to provide you with any information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus supplement outside the United States. This prospectus supplement does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

-ii-

SUMMARY

This summary highlights selected information about us, this offering and information appearing elsewhere in this prospectus supplement, in the accompanying prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all the information you should consider before investing in our common stock pursuant to this prospectus supplement and the accompanying prospectus. Before making an investment decision, to fully understand this offering and its consequences to you, you should carefully read this entire prospectus supplement and the accompanying prospectus, including “Risk Factors” beginning on page S-4 of this prospectus supplement, the financial statements, and related notes, and the other information that are incorporated by reference herein, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

TearLab Corporation

Overview

We are an in-vitro diagnostic company based in San Diego, California. We are commercializing a proprietary tear testing platform, the TearLab® Osmolarity System, which enables eye care practitioners to test for highly sensitive and specific biomarkers using nanoliters of tear film at the point-of-care. Our first product measures tear film osmolarity for the diagnosis of Dry Eye Disease, or DED. Osmolarity is a quantitative and highly specific biomarker that has been shown to assist in the diagnosis and disease management of DED.

The TearLab® Osmolarity System consists of the following three components: (1) the TearLab disposable, which is a single-use microfluidic microchip; (2) the TearLab Pen, which is a hand-held device that interfaces with the TearLab disposable; and (3) the TearLab Reader, which is a small desktop unit that allows for the docking of the TearLab Pen and provides a quantitative reading for the operator. The innovation of the TearLab Osmolarity System is its ability to measure precisely and rapidly, and inexpensively, biomarkers in nanoliter volumes of tear samples or approximately 1,000 times less volume than required for older laboratory devices. Historically, eye care researchers have relied on expensive instruments to perform tear biomarker analysis. In addition to their cost, these conventional systems are slow, highly variable in their measurement readings, and not categorized as waived by the United States Food and Drug Administration, or FDA, under regulations promulgated under the Clinical Laboratory Improvement Amendments, or CLIA.

The TearLab® Osmolarity System has received CE mark approval, FDA 510(k) clearance, and a Medical Device License from Health Canada.  In addition, the FDA granted a CLIA waiver for the TearLab® Osmolarity System on January 23, 2012.

We distribute the TearLab® Osmolarity System directly and through independent distributors in the United States.  Outside of the United States, we have distribution agreements in each of the following countries: Spain, Portugal, Germany, France, Turkey, Ukraine, Bulgaria, Belgium, Netherlands, Switzerland, Finland, Sweden, Korea, Australia, Russia, Hungary, Greece, Canada, Slovakia, Argentina, Czech Republic and the United Kingdom and a sales representation agreement in Japan.

Dry Eye Disease

There are estimated to be between 20 and 40 million people with DED in the United States alone, and this condition is estimated to account for up to one-third of all visits to U.S. eye care professionals.  Less than 5% of DED patients are currently diagnosed and teated.

Each time a person blinks, his or her eyes are resurfaced with a thin layer of a complex fluid known as the tear film.  The tear film works to protect eyes from the outside world.  Bacteria, viruses, sand, freezing winds and salt water (inclusive of most environmental factors) will not damage eyes when the tear film is intact.  However, when compromised, a deficient tear film can be an exceedingly painful and disruptive condition.  The tear film consists of three components: (i) an innermost mucin layer (produced by the surface cells); (ii) the aqueous layer (the water in tears, produced by the lacrimal gland); and (iii) an oily lipid layer which limits evaporation of the tears (produced by the meibomian glands, located at the margins of the eyelids).  The apparatus of the ocular surface forms an integrated unit.  When working correctly, the tear film presents a smooth optical surface essential for clear vision and proper immunity.  Androgen deficiency and  chronic inflammation of the lacrimal or meibomian gland may lead to the condition known as dry eye, which has been likened to arthritis of the eye, and results in a compromised, fragile tear film.

DED is often seen as a result of aging, diabetes, prostate cancer therapy, HIV, autoimmune diseases such as Sjögren's syndrome and rheumatoid arthritis, LASIK surgery, contact lens wear, menopause and as a side effect of hormone replacement therapy.  Numerous commonly prescribed and over-the-counter medications also can cause, or contribute to, the manifestation of DED.

There are millions of Americans who suffer from contact lens-induced DED, and 10% to 15% of these patients revert to frame wear annually due to dryness and discomfort.  There are between 500,000 and 1.5 million LASIK procedures performed in the U.S each year, and about 50% of patients experience DED post-operatively.

Table of Contents Patents and Proprietary Rights We own or have exclusive licenses to multiple patents and applications relating to our technology and processes:
•	nine (9) issued U.S. patents, relating to the TearLab® Osmolarity System and related technology and processes and have applied for a number of other patents in the United States and other jurisdictions;

•	five (5) pending U.S. patent applications;

•	eighteen (18) pending patent applications in countries/regions other than the United States, including seven (7) applications in Europe, three (3) applications in Japan, three (3) applications in Canada, two (2) applications in Australia, one (1) application in Brazil and one (1) application in Mexico; and

•	one (1) granted Australian patent, one (1) granted Chinese patent, two (2) granted Mexican patents, and one (1) granted Japanese patent.

We intend to rely on know-how, continuing technological innovation and in-licensing opportunities to further develop our proprietary position.  Our ability to obtain intellectual property protection for the TearLab® Osmolarity System and related technology and processes, and our ability to operate without infringing the intellectual property rights of others and to prevent others from infringing our intellectual property rights, will have a substantial impact on our ability to succeed in our business.  Although we intend to seek to protect our proprietary position by, among other methods, continuing to file patent applications, the patent position of companies like TearLab is generally uncertain and involves complex legal and factual questions.  Our ability to maintain and solidify a proprietary position for our technology will depend on our success in obtaining effective claims and enforcing those claims once granted.  We do not know whether any part of our patent applications will result in the issuance of any patents.  Our issued patents or those that may issue in the future, or those licensed to us, may be challenged, invalidated or circumvented, which could limit our ability to stop would-be competitors from marketing tests identical to the TearLab Osmolarity System.

In additional to patent protection, we have registered the TearLab trademark in the United States, the European Union, Japan, Korea, Mexico, the Russian Federation, Turkey, Canada, and China.

Corporate Information

TearLab Corporation, formerly OccuLogix, Inc., a Delaware corporation, was incorporated as OccuLogix, Inc. in Delaware in 2002.  On November 30, 2006, we acquired 50.1% of the capital stock, on a fully diluted basis, 57.6% on an issued and outstanding basis, of TearLab Research, Inc. (formerly TearLab, Inc.), a San Diego-based company that was in the process of developing technologies that enable eye care practitioners to test, at the point-of-care, for highly sensitive and specific biomarkers using nanoliters of tear film.  On October 6, 2008, we acquired the remaining non-controlling interest in TearLab Research, Inc.  Our corporate office is headquartered at 7360 Carroll Road, Suite 200, San Diego, California 92121, and our telephone number is (858) 455-6006.

We carry on our business directly and through our subsidiaries.  Throughout this prospectus supplement, unless the context specifies or implies otherwise, the terms “Company,” “TearLab,” “we,” “us,” and “our” refer to TearLab Corporation and its subsidiaries.

The Offering
Common Stock Offered by Us	shares of our common stock, par value $0.001 per share.
Common Stock to be Outstanding after this Offering	shares of our common stock, par value $0.001 per share.
Risk Factors
See “Risk Factors” beginning on page S-4 in this prospectus supplement, page 5 in the accompanying prospectus and the section of our Annual Report on Form 10-K for the year ended December 31, 2011 under the caption “Item 1A—Risk Factors” for a discussion of factors that you should read and consider before investing in our securities.  To the extent that the risk factors contained in this prospectus supplement, the accompanying prospectus or our annual report differ, the risk factors contained in this prospectus supplement shall control.

Use of Proceeds	We plan to use the net proceeds from this offering for working capital and general corporate purposes. Please see “Use of Proceeds” on page S-16.
The NASDAQ Capital Market Symbol	TEAR
Toronto Stock Exchange Symbol	TLB

The number of shares of our common stock that will be outstanding immediately after the offering is based on 21,806,249 shares outstanding as of March 31, 2012.  Unless we specifically state otherwise, the share information in this prospectus supplement excludes:

•	3,731,863 shares of common stock issuable upon the exercise of stock options, outstanding prior to this offering under our equity incentive plans;

•	80,693 shares of common stock available for future grants under our equity incentive plans; and

•	2,579,329 shares of common stock issuable upon the exercise of warrants outstanding prior to this offering.

Except as otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriter of its over-allotment option.

RISK FACTORS

An investment in our common stock involves risks.  You should carefully consider the risks in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference before making an investment decision.  Our business, financial condition or results of operations could be materially adversely affected by any of these risks.  The market price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.  In addition, the risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements.  You should also review the sections of the accompanying prospectus entitled “Forward-Looking Statements.”  Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations.

Risks Relating to our Business

Our near-term success is highly dependent on the success of the TearLab® Osmolarity System, and we cannot be certain that it will be successfully commercialized in the United States.

The TearLab® Osmolarity System is currently our only product.  Our product is currently sold outside of the United States pursuant to CE mark approval; in Canada pursuant to a Health Canada Medical Device License; and in the United States as a result of having received 510(k) approval from the U.S. Food and Drug Administration, or the FDA, to market the TearLab® Osmolarity System to those reference and physician operated laboratories with Clinical Laboratory Improvement Act, or CLIA, waiver certifications.   Even though the TearLab® Osmolarity System has received all regulatory approvals in the United States, it may never be successfully commercialized.  If the TearLab® Osmolarity System is not successfully commercialized, we may not be able to generate revenue, become profitable or continue our operations.  Any failure of the TearLab® Osmolarity System to be successfully commercialized in the United States would have a material adverse effect on our business, operating results, financial condition and cash flows and could result in a substantial decline in the price of our common stock.

Our near-term success is highly dependent on increasing sales of the TearLab® Osmolarity System outside the United States, and we cannot be certain that we will successfully increase such sales.

Our product is currently sold outside of the United States pursuant to CE mark approval and Health Canada approval in Canada.  Our near-term success is highly dependent on increasing our international sales.  We may also be required to register our product with health departments in our foreign market countries.  A failure to successfully register in such markets would negatively affect our sales in any such markets.  In addition, import taxes are levied on our product in certain foreign markets.  These foreign markets include Turkey, Spain, Italy and France.  Other countries may adopt taxation codes on imported products.  Increases in such taxes or other restrictions on our product could negatively affect our ability to import, distribute and price our product.

Our commitment to purchase minimum levels of product from our suppliers may result in the purchase of excess quantities of product if we are not able to successfully commercialize the TearLab® Osmolarity System.

On August 1, 2011, we entered into a manufacturing and development agreement, or the Manufacturing Agreement, with MiniFAB (Aust) Pty Ltd, or MiniFAB.  Pursuant to the terms of the Manufacturing Agreement, MiniFAB will manufacture and supply test cards for us.  The Manufacturing Agreement specifies minimum order quantities that will require us to purchase approximately USD$30.7 million (AUD$30.2 million) in test cards from MiniFAB from the inception of the agreement through the end of 2015.  Each year, we must purchase the covered test cards exclusively from MiniFAB until the minimum order quantity for such year has been met.  The Manufacturing Agreement has a ten-year initial term and may be terminated by either party if the other party is in breach or becomes insolvent.  If terminated for any reason other than a default by MiniFAB, we will be obligated to pay a termination fee based on the cost of products manufactured by MiniFAB, but not yet invoiced, repayment of capital invested by MiniFAB, less depreciation calculated in accordance with Australian accounting standards, and the expected profit to MiniFAB had the remaining minimum order quantities been purchased by us.

The usage of test cards purchased under the minimum purchase commitment with MiniFAB is predicated upon significant increases in revenue from the TearLab products as compared to 2011 and prior years. If we are not able to commercialize the TearLab® Osmolarity System sufficiently to sell the minimum order quantities required by the MiniFab Agreement, we will be required to purchase test cards that we may be unable to use and that may become obsolete, which would have a potentially adverse effect on our financial position, results of operations and cash flows.

Our limited working capital and history of losses have resulted in our auditors expressing substantial doubts as to whether we will be able to continue as a going concern.

In the years ended December 31, 2009, 2010 and 2011, we prepared our consolidated financial statements on the basis that we would continue as a going concern.  However, we have incurred losses in each year since our inception. Our net working capital deficit at December 31, 2011 was $0.8 million, which represents a $1.2 million decrease from our working capital balance at December 31, 2010.  During the year ended December 31, 2011, we raised gross proceeds of $7.0 million in a private placement financing.    As a result of our history of losses and current financial condition, there is substantial doubt about our ability to continue as a going concern.

We believe that our cash and cash equivalents and funds received in March 2012 by way of an exercise of warrants will be sufficient to meet our operating activities and other demands until approximately the fourth quarter of 2012.

Our consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary if we were not able to continue as a going concern.

We have incurred losses since inception and anticipate that we will incur continued losses for the foreseeable future.

We have incurred losses in each year since our inception.  As of December 31, 2011, we had an accumulated deficit of $387.5 million.  Our losses have resulted primarily from expenses incurred in research and development of our product candidates from the former retina and glaucoma business divisions.  We do not know when or if we will successfully commercialize the TearLab® Osomolarity System in the United States.  As a result, and because of the numerous risks and uncertainties facing us, it is difficult to provide the extent of any future losses or the time required to achieve profitability, if at all.  Any failure of our product candidate become and remain profitable would adversely affect the price of our common stock and our ability to raise capital and continue operations.

We are leveraged financially, which could adversely affect our ability to adjust our business to respond to competitive pressures and to obtain sufficient funds to satisfy our future research and development needs, and to defend our intellectual property.

 As of December 31, 2011, our total indebtedness was approximately $5.0 million.  Our significant debt and debt service requirements could adversely affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities.  For example, our high level of debt presents the following risks:

•           our substantial leverage increases our vulnerability to economic downturns and adverse competitive and industry conditions and could place us at a competitive disadvantage compared to those of our competitors that are less leveraged;

•           our debt service obligations could limit our flexibility in planning for, or reacting to, changes in our business and our industry and could limit our ability to pursue other business opportunities, borrow more money for operations or capital in the future and implement our business strategies; and

•           our level of debt may restrict us from raising additional financing on satisfactory terms to fund working capital, capital expenditures, product development efforts, strategic acquisitions, investments and alliances, and other general corporate requirements.

If we are at any time unable to generate sufficient cash flow to service our indebtedness when payment is due, we may be required to attempt to renegotiate the terms of the instruments relating to the indebtedness, seek to refinance all or a portion of the indebtedness or obtain additional financing.  There can be no assurance that we will be able to successfully renegotiate such terms, that any such refinancing would be possible or that any additional financing could be obtained on terms that are favorable or acceptable to us. We may not be able to raise the capital necessary to fund our operations.

We may not be able to raise the capital necessary to fund our operations.

Since inception, we have funded our operations through debt and equity financings, including the 2009 convertible secured debt financings, the 2010 private placement and registered direct common stock financings and the 2011 private placement financings as well as funds generated by the exercise of warrants in March 2012 by warrant holders.  We estimate that our cash and cash equivalents will be sufficient to meet our operating activities and other demands until approximately the fourth quarter of 2012.  However, our prospects for obtaining additional financing are uncertain.  Additional capital may not be available on terms favorable to us, or at all.  If financing is available, it may not be sufficient for us to continue as a going concern and it may be on terms that adversely affect the interest of our existing stockholders.  In addition, future financings could result in significant dilution of existing stockholders and adversely affect the economic interests of existing stockholders.

We will face challenges in bringing the TearLab® Osmolarity System to market in the United States and may not succeed in executing our business plan.

There are numerous risks and uncertainties inherent in the development of new medical technologies.  In addition to our requirement for additional capital, our ability to bring the TearLab® Osmolarity System to market in the United States and to execute our business plan successfully is subject to the following risks, among others:

•           Our clinical trials may not succeed.  Clinical testing is expensive and can take longer than originally anticipated.  The outcomes of clinical trials are uncertain, and failure can occur at any stage of the testing.  We could encounter unexpected problems, which could result in a delay in efforts to complete clinical trials supporting our commercialization efforts.

•           The TearLab® Osmolarity System is rated under a CLIA waiver certification which requires our customers to be certified under the CLIA waiver requirements, including certain parallel state requirements.  If our customers are unwilling or unable to comply with such requirements, it could have an adverse effect on our ability to market the TearLab® Osmolarity System in the United States.

•           Our suppliers and we will be subject to numerous FDA requirements covering the design, testing, manufacturing, quality control, labeling, advertising, promotion and export of the TearLab® Osmolarity System and other matters.  If our suppliers or we fail to comply with these regulatory requirements, the TearLab® Osmolarity System could be subject to restrictions or withdrawals from the market and we could become subject to penalties.

•           Even though we were successful in obtaining the sought-after FDA approvals, we may be unable to commercialize the TearLab® Osmolarity System successfully in the United States.  Successful commercialization will depend on a number of factors, including, among other things, achieving widespread acceptance of the TearLab® Osmolarity System among physicians, establishing adequate sales and marketing capabilities, addressing competition effectively, the ability to obtain and enforce patents to protect proprietary rights from use by would-be competitors, key personnel retention and ensuring sufficient manufacturing capacity and inventory to support commercialization plans.

If we are subject to regulatory enforcement action as a result of our failure to comply with regulatory requirements, our commercial operations would be harmed.

 While we received the 510(k) clearance and CLIA waiver that we were seeking, we will be subject to significant ongoing regulatory requirements, and if we fail to comply with these requirements, we could be subject to enforcement action by the FDA or state agencies, including:

•           adverse publicity, warning letters, fines, injunctions, consent decrees and civil penalties;

•           repair, replacement, refunds, recall or seizure of our product;

•           operating restrictions or partial suspension or total shutdown of production;

•           delay or refusal of our requests for 510(k) clearance or premarket approval of new products or of new intended uses or modifications to our existing product;

•           refusal to grant export approval for our products;

•           withdrawing 510(k) clearances or premarket approvals that have already been granted; and

•           criminal prosecution.

If any of these enforcement actions were to be taken by the government, our business could be harmed.

We are required to demonstrate and maintain compliance with the FDA’s Quality System Regulation, or the QSR.  The QSR is a complex regulatory scheme that covers the methods and documentation of the design, testing, control, manufacturing, labeling, quality assurance, packaging, storage and shipping of our products.  The FDA must determine that the facilities which manufacture and assemble our products that are intended for sale in the United States, as well as the manufacturing controls and specifications for these products, are compliant with applicable regulatory requirements, including the QSR.  The FDA enforces the QSR through periodic unannounced inspections.  Our facilities have not yet been inspected by the FDA, and we cannot assure you that we will pass any future FDA inspection.  Our failure, or the failure of our suppliers, to take satisfactory corrective action in response to an adverse QSR inspection could result in enforcement actions, including a public warning letter, a shutdown of our manufacturing operations, a recall of our product, civil or criminal penalties or other sanctions, which would significantly harm our available inventory and sales and cause our business to suffer.

Our patents may not be valid, and we may not be able to obtain and enforce patents to protect our proprietary rights from use by would-be competitors.  Patents of other companies could require us to stop using or pay to use required technology.

 Our owned and licensed patents may not be valid, and we may not be able to obtain and enforce patents and to maintain trade secret protection for our technology.  The extent to which we are unable to do so could materially harm our business.

We have applied for, and intend to continue to apply for, patents relating to the TearLab® Osmolarity System and related technology and processes.  Such applications may not result in the issuance of any patents, and any patents now held or that may be issued may not provide adequate protection from competition.  Furthermore, it is possible that patents issued or licensed to us may be challenged successfully.  In that event, if we have a preferred competitive position because of any such patents, any preferred position would be lost.  If we are unable to secure or to continue to maintain a preferred position, the TearLab® Osmolarity System could become subject to competition from the sale of generic products.

Patents issued or licensed to us may be infringed by the products or processes of others.  The cost of enforcing patent rights against infringers, if such enforcement is required, could be significant and the time demands could interfere with our normal operations.  There has been substantial litigation and other proceedings regarding patent and other intellectual property rights in the pharmaceutical, biotechnology and medical technology industries.  We could become a party to patent litigation and other proceedings.  The cost to us of any patent litigation, even if resolved in our favor, could be substantial.  Some of our would-be competitors may be able to sustain the costs of such litigation more effectively than we can because of their substantially greater financial resources.  Litigation may also absorb significant management time.

Unpatented trade secrets, improvements, confidential know-how and continuing technological innovation are important to our future scientific and commercial success.  Although we attempt to, and will continue to attempt to, protect our proprietary information through reliance on trade secret laws and the use of confidentiality agreements with corporate partners, collaborators, employees and consultants and other appropriate means, these measures may not effectively prevent disclosure of our proprietary information, and, in any event, others may develop independently, or obtain access to, the same or similar information.

Certain of our patent rights are licensed to us by third parties.  If we fail to comply with the terms of these license agreements, our rights to those patents may be terminated, and we will be unable to conduct our business.

It is possible that a court may find us to be infringing upon validly issued patents of third parties.  In that event, in addition to the cost of defending the underlying suit for infringement, we may have to pay license fees and/or damages and may be enjoined from conducting certain activities.  Obtaining licenses under third-party patents can be costly, and such licenses may not be available at all.

We may face future product liability claims.

The testing, manufacturing, marketing and sale of therapeutic and diagnostic products entail significant inherent risks of allegations of product liability.  Our past use of the RHEO™ System and the components of the SOLX Glaucoma System in clinical trials and the commercial sale of those products may have exposed us to potential liability claims.  Our use of the TearLab® Osmolarity System and its commercial sale could also expose us to liability claims.  All of such claims might be made directly by patients, health care providers or others selling the products.  We carry clinical trials and product liability insurance to cover certain claims that could arise, or that could have arisen, during our clinical trials or during the commercial use of our products.  We currently maintain clinical trials and product liability insurance with coverage limits of $2,000,000 in the aggregate annually.  Such coverage, and any coverage obtained in the future, may be inadequate to protect us in the event of successful product liability claims, and we may not be able to increase the amount of such insurance coverage or even renew it.  A successful product liability claim could materially harm our business.  In addition, substantial, complex or extended litigation could result in the incurrence of large expenditures and the diversion of significant resources.

We have entered into a number of related party transactions with suppliers, creditors, stockholders, officers and other parties, each of which may have interests which conflict with those of our public stockholders.

We have entered into several related party transactions with our suppliers, creditors, stockholders, officers and other parties, each of which may have interests which conflict with those of our public stockholders.

If we do not introduce new commercially successful products in a timely manner, our products may become obsolete over time, customers may not buy our products and our revenue and profitability may decline.

Demand for our products may change in ways we may not anticipate because of:

•           evolving customer needs;

•           the introduction of new products and technologies; and

•           evolving industry standards.

Without the timely introduction of new commercially successful products and enhancements, our products may become obsolete over time, in which case our sales and operating results would suffer.  The success of our new product offerings will depend on several factors, including our ability to:

•           properly identify and anticipate customer needs;

•           commercialize new products in a cost-effective and timely manner;

•           manufacture and deliver products in sufficient volumes on time;

•           obtain and maintain regulatory approval for such new products;

•           differentiate our offerings from competitors’ offerings;

•           achieve positive clinical outcomes; and

•           provide adequate medical and/or consumer education relating to new products.

Moreover, innovations generally will require a substantial investment in research and development before we can determine the commercial viability of these innovations and we may not have the financial resources necessary to fund these innovations.  In addition, even if we are able to successfully develop enhancements or new generations of our products, these enhancements or new generations of products may not produce revenue in excess of the costs of development and they may be quickly rendered obsolete by changing customer preferences or the introduction by our competitors of products embodying new technologies or features.

We rely on a single supplier of each of the key components of the TearLab® Osmolarity System and are vulnerable to fluctuations in the availability and price of our suppliers’ products and services.

We purchase each of the key components of the TearLab® Osmolarity System from single third-party suppliers.  Our supplier may not provide the components or other products needed by us in the quantities requested, in a timely manner or at a price we are willing to pay.  In the event we were unable to renew our agreements with our supplier or they were to become unable or unwilling to continue to provide important components in the required volumes and quality levels or in a timely manner, or if regulations affecting the components were to change, we would be required to identify and obtain acceptable replacement supply sources.  We may not be able to obtain alternative suppliers or vendors on a timely basis, or at all, which could disrupt or delay, or halt altogether, our ability to manufacture or deliver the TearLab® Osmolarity System.  If any of these events should occur, our business, financial condition, cash flows and results of operations could be materially adversely affected.

We face intense competition, and our failure to compete effectively could have a material adverse effect on our results of operations.

We face intense competition in the markets for ophthalmic products and these markets are subject to rapid and significant technological change.  Although we have no direct competitors, we have numerous potential competitors in the United States and abroad.  We face potential competition from industry participants marketing conventional technologies for the measurement of osmolarity and other in-lab testing technologies, as well as industry participants developing and marketing point-of-care tests, such as the technology being developed by the Aborn Eye Clinic, which is reportedly able to measure the osmolarity of nanoliter tear samples, and commercially available methods, such as the Schirmer Test and ocular surface staining.  Many of our potential competitors have substantially more resources and a greater marketing scale than we do.  If we are unable to develop and produce or market our products to effectively compete against our competitors, our operating results will materially suffer.

If we lose key personnel, or we are unable to attract and retain highly qualified personnel on a cost-effective basis, it would be more difficult for us to manage our existing business operations and to identify and pursue new growth opportunities.

 Our success depends, in large part, upon our ability to attract and retain highly qualified scientific, clinical, manufacturing and management personnel.  In addition, any difficulties retaining key personnel or managing this growth could disrupt our operations.  Future growth will require us to continue to implement and improve our managerial, operational and financial systems, and to continue to recruit, train and retain, additional qualified personnel, which may impose a strain on our administrative and operational infrastructure.  The competition for qualified personnel in the medical technology field is intense.  We are highly dependent on our continued ability to attract, motivate and retain highly qualified management, clinical and scientific personnel.

Due to our limited resources, we may not be able to effectively recruit, train and retain additional qualified personnel.  If we are unable to retain key personnel or manage our growth effectively, we may not be able to implement our business plan.

Furthermore, we have not entered into non-competition agreements with our key employees.  In addition, we do not maintain “key person” life insurance on any of our officers, employees or consultants.  The loss of the services of existing personnel, the failure to recruit additional key scientific, technical and managerial personnel in a timely manner, and the loss of our employees to our competitors would harm our research and development programs and our business.

If we fail to establish and maintain proper and effective internal controls, our ability to produce accurate financial statements on a timely basis could be impaired, which would adversely affect our consolidated operating results, our ability to operate our business and our stock price.

Ensuring that we have adequate internal financial and accounting controls and procedures in place to produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently.  Failure on our part to maintain effective internal financial and accounting controls would cause our financial reporting to be unreliable, could have a material adverse effect on our business, operating results, financial condition and cash flows, and could cause the trading price of our common stock to fall dramatically.

Maintaining proper and effective internal controls will require substantial management time and attention and may result in our incurring substantial incremental expenses, including with respect to increasing the breadth and depth of our finance organization to ensure that we have personnel with the appropriate qualifications and training in certain key accounting roles and adherence to certain control disciplines within the accounting and reporting function.  Any failure in internal controls or any errors or delays in our financial reporting would have a material adverse effect on our business and results of operations and could have a substantial adverse impact on the trading price of our common stock.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP.  Our management does not expect that our internal control over financial reporting will prevent or detect all errors and all fraud.  A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met.  Our management has identified a control deficiency in the past and may identify additional deficiencies in the future.

We cannot be certain that the actions we are taking to improve our internal controls over financial reporting will be sufficient or that we will be able to implement our planned processes and procedures in a timely manner.  In future periods, if the process required by Section 404 of the Sarbanes-Oxley Act of 2002 reveals material weaknesses or significant deficiencies, the correction of any such material weaknesses or significant deficiencies could require additional remedial measures which could be costly and time-consuming.  In addition, we may be unable to produce accurate financial statements on a timely basis.  Any of the foregoing could cause investors to lose confidence in the reliability of our consolidated financial statements, which could cause the market price of our common stock to decline and make it more difficult for us to finance our operations and growth.

Risks Related to this Offering and Our Common Stock

The proceeds from this offering may not be sufficient to allow us to continue as a going concern.  We may need to raise additional capital in the future.  Such capital may not be available to us on reasonable terms, if at all, when or as we require additional funding.  If we issue additional shares of our common stock or other securities that may be convertible into, or exercisable or exchangeable for, our common stock, our existing stockholders would experience further dilution.

The proceeds from this offering may not be sufficient to allow us to continue as a going concern.  Although we expect that the proceeds from this offering will be sufficient to meet our operating needs and other demands for at least the next 12 months, we expect that we will seek to raise additional capital from time to time in the future.  Such financings may involve the issuance of debt, equity and/or securities convertible into or exercisable or exchangeable for our equity securities.  These financings may not be available to us on reasonable terms or at all when and as we require funding.  Any failure to obtain additional working capital when required would have a material adverse effect on our business and financial condition, our ability to continue as a going concern and would be expected to result in a decline in our stock price.  If we are able to consummate such financings, the terms of such financings may adversely affect the interests of our existing stockholders.  Any issuances of our common stock, preferred stock, or securities such as warrants or notes that are convertible into, exercisable or exchangeable for, our capital stock, would have a dilutive effect on the voting and economic interest of our existing stockholders.

We may have broad discretion over the use of the proceeds to us from this offering and may apply it to uses that do not improve our operating results or the value of your securities.

We will have broad discretion to use the net proceeds to us from this offering, and investors will be relying solely on the judgment of our board of directors and management regarding the application of these proceeds. Although we expect to use the net proceeds from this offering for general corporate purposes, we have not allocated these net proceeds for specific purposes. Investors will not have the opportunity, as part of their investment decision, to assess whether the proceeds are being used appropriately. Our use of the proceeds may not improve our operating results or increase the value of the securities being offered hereby.

Investors in this offering will experience immediate and substantial dilution.

The public offering price of the securities offered pursuant to this prospectus supplement is substantially higher than the net tangible book value per share of our common stock.  Therefore, if you purchase shares of common stock in this offering, you will incur immediate and substantial dilution in the pro forma net tangible book value per share of common stock from the price per share that you pay for the common stock.  To the extent that any options or warrants are exercised, new options are issued under our equity incentive plans, or we otherwise issue additional shares of common stock in the future, there will be further dilution to new investors.  See “Dilution” on page S-14 of this prospectus supplement.

The trading price of our common stock may be volatile.

The market prices for, and the trading volumes of, securities of medical device companies, such as ours, have been historically volatile.  The market has experienced, from time to time, significant price and volume fluctuations unrelated to the operating performance of particular companies.  The market price of our common shares may fluctuate significantly due to a variety of factors, including:

•           the results of pre-clinical testing and clinical trials by us, our collaborators and/or our competitors;

•           technological innovations or new diagnostic products;

•           governmental regulations;

•           developments in patent or other proprietary rights;

•           litigation;

•           public concern regarding the safety of products developed by us or others;

•           comments by securities analysts;

•           the issuance of additional shares to obtain financing or for acquisitions;

•           general market conditions in our industry or in the economy as a whole; and

•           political instability, natural disasters, war and/or events of terrorism.

 In addition, the stock market has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of individual companies.  Broad market and industry factors may seriously affect the market price of companies’ stock, including ours, regardless of actual operating performance.  In the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies.  This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

Because we do not expect to pay dividends on our common stock, stockholders will benefit from an investment in our common stock only if it appreciates in value.

 We have never paid cash dividends on our common stock and have no present intention to pay any dividends in the future.  We are not profitable and do not expect to earn any material revenues for at least several years, if at all.  As a result, we intend to use all available cash and liquid assets in the development of our business.  Any future determination about the payment of dividends will be made at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements, our operating and financial conditions and on such other factors as our board of directors may deem relevant.  As a result, the success of an investment in our common stock will depend upon any future appreciation in its value.  There is no guarantee that our common stock will appreciate in value or even maintain the price at which stockholders have purchased their shares.

We can issue shares of preferred stock that may adversely affect the rights of holders of our common stock.

Our certificate of incorporation authorizes us to issue up to 10,000,000 shares of preferred stock with designations, rights, and preferences determined from time to time by our board of directors.  Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights superior to those of holders of our common stock.  For example, an issuance of shares of preferred stock could:

•           adversely affect the voting power of the holders of our common stock;

•           make it more difficult for a third party to gain control of us;

•           discourage bids for our common stock at a premium;

•           limit or eliminate any payments that the holders of our common stock could expect to receive upon our liquidation; or

•           otherwise adversely affect the market price or our common stock.

FORWARD-LOOKING STATEMENTS

This prospectus supplement contains forward-looking statements relating to future events and our future performance within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  In some cases, you can identify forward-looking statements by terms such as “may”, “will”, “should”, “could”, “would”, “hope”, “expects”, “plans”, “intends”, “anticipates”, “believes”, “estimates”, “projects”, “predicts”, “potential” and similar expressions intended to identify forward-looking statements.  These forward-looking statements include, without limitation, statements relating to future events, future results, and future economic conditions in general and statements about:

•	Our future strategy, structure, and business prospects;

•	The planned commercialization of our current product;

•	The size and growth of the potential markets for our product and technology;

•	The adequacy of current, and the development of new distributor, reseller, and supplier relationships, and our efforts to expand relationships with distributors and resellers in additional countries;

•	Our anticipated expansion of United States and international sales and operations;

•	Our ability to obtain and protect our intellectual property and proprietary rights;

•	The results of our clinical trials;

•	Our plan to continue to develop and execute our conference and podium strategy to ensure visibility and evidence-based positioning of the TearLab® Osmolarity System among eye care professionals;

•	Our anticipated sales to additional customers in the United States since we obtained the CLIA waiver categorization;

•	Our ability to obtain reimbursement for patient testing with the TearLab® System;

•	Our efforts to assist our customers in obtaining their CLIA waiver or providing them with support from certified professionals;

•	The adequacy of our funding and our forecast of the period of time through which our financial resources will be adequate to support our operations; and

•	Use of cash, cash needs and ability to raise capital.

Although we believe that the forward-looking statements contained herein are reasonable, we can give no assurance that our expectations will be met.  All forward-looking statements contained herein are expressly qualified in their entirety by this cautionary statement and the risk factors beginning on page S-4.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.  Except to the extent required by applicable laws and regulations, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

DILUTION

Purchasers of common stock offered by this prospectus supplement and the accompanying prospectus will suffer immediate and substantial dilution in the net tangible book value per share of common stock. Our net tangible book value as of December 31, 2011 was approximately $(404,000), or approximately $(0.02) per share of common stock. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of our common stock outstanding as of December 31, 2011.

Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers in this offering and the net tangible book value per share of our common stock immediately after this offering. After giving effect to an assumed sale of 2,000,000 shares of common stock in this offering at an assumed public offering price of $3.88 per share (the last reported sale price of our common stock on The NASDAQ Capital Market on April 9, 2012), and after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of December 31, 2011 would have been approximately $6.5 million, or $0.29 per share of common stock. This represents an immediate increase in net tangible book value of $0.31 per share of common stock to our existing stockholders and an immediate dilution in net tangible book value of $3.59 per share of common stock to investors participating in this offering. The following table illustrates this per share dilution:

Assumed public offering price per share		$3.88
Net tangible book value per share as of December 31, 2011	$(0.02)
Increase per share attributable to this offering	$0.31
As adjusted net tangible book value per share as of December 31, 2011, after giving effect to this offering		$0.29
Dilution per share to new investors participating in this offering		$3.59

Each $1.00 increase (decrease) in the assumed public offering price of $3.88 per share (the last reported sale price of our common stock on The NASDAQ Capital Market on April 9, 2012) would increase (decrease) our as adjusted net tangible book value after this offering by approximately $1.9 million, or approximately $0.08 per share, and the dilution per share to new investors by approximately $0.92 per share, assuming that the number of shares offered by us, as set forth above, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.  We may also increase or decrease the number of shares we are offering from the assumed number of shares set forth above.  An increase of 1,000,000 shares in the number of shares offered by us from the assumed number of shares set forth above would increase our as adjusted net tangible book value after this offering by approximately $3.6 million, or approximately $0.14 per share, and the dilution per share to new investors would be approximately $3.45 per share, assuming that the assumed public offering price remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, a decrease of 1,000,000 shares in the number of shares offered by us from the assumed number of shares set forth above would decrease our as adjusted net tangible book value after this offering by approximately $3.6 million, or approximately $0.16 per share, and the dilution per share to new investors would be approximately $3.75 per share, assuming that the assumed public offering price remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. The information discussed above is illustrative only and will adjust based on the actual public offering price, the actual number of shares that we offer in this offering, and other terms of this offering determined at pricing.

If the underwriter exercises in full its option to purchase 300,000 additional shares of common stock at the assumed public offering price of $3.88 per share (the last reported sale price of our common stock on The NASDAQ Capital Market on April 9, 2012), the as adjusted net tangible book value after this offering would be approximately $0.34 per share, representing an increase in net tangible book value of approximately $0.05 per share to existing stockholders and immediate dilution in net tangible book value of approximately $3.54 per share to investors participating in this offering.

The above table is based on 20,414,993 shares of our common stock outstanding as of December 31, 2011 and excludes, as of December 31, 2011:

•	3,690,654 shares of common stock issuable upon the exercise of stock options, outstanding prior to this offering under our equity incentive plans;

•	136,958 shares of common stock available for future grants under our equity incentive plans;

•	1,373,700 shares of common stock issued upon the exercise of warrants on March 15, 2012; and

•	2,713,326 shares of common stock issuable upon the exercise of warrants outstanding prior to this offering.

To the extent that any options or warrants are exercised, new options are issued under our equity incentive plans, or we otherwise issue additional shares of common stock in the future, there will be further dilution to new investors.

USE OF PROCEEDS

We estimate that the net proceeds of this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $     million (or approximately $     million if the underwriter’s over-allotment option is exercised in full).

We plan to use the net proceeds for working capital and general corporate purposes including research and product development and to finance capital expenditures and capacity expansions.  We reserve the right to change the use of proceeds as a result of certain contingencies such as competitive developments, opportunities to acquire technologies or products and other factors.  Pending application of the proceeds of sale of the securities, we intend to invest the net proceeds of the sale in highly liquid, investment grade securities or bank accounts.

UNDERWRITING

We and Craig-Hallum Capital Group, the underwriter for the offering, have entered into a purchase agreement with respect to the common stock being offered. Subject to the terms and conditions of the purchase agreement, the underwriter has agreed to purchase from us                 shares of our common stock.

The purchase agreement provides that the underwriter’s obligations are subject to certain conditions precedent and that the underwriter has agreed to purchase all of the shares sold under the purchase agreement if any of these shares are purchased, other than those shares covered by the overallotment option described below. If the underwriter defaults, the purchase agreement provides that the purchase agreement may be terminated.

We have agreed to indemnify the underwriter against specified liabilities, including liabilities under the Securities Act of 1933, as amended, or the Securities Act, and to contribute to payments the underwriter may be required to make in respect thereof.

The underwriter is offering the shares, subject to prior sale, when, as and if issued to and accepted by the underwriter, subject to approval of legal matters by its counsel and other conditions specified in the purchase agreement. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Overallotment option to purchase additional shares.  We have granted to the underwriter an option to purchase up to             additional shares of common stock at the public offering price, less the underwriting discount. This option is exercisable for a period of 30 days. The underwriter may exercise this option solely for the purpose of covering overallotments, if any, made in connection with the sale of common stock offered hereby.

Discounts and commissions.  The following table shows the public offering price, underwriting discount and proceeds, before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase additional shares.

We estimate that the total expenses of the offering (which includes approximately $100,000 that we have agreed to reimburse the underwriter for out-of-pocket expenses, including fees, costs, expenses or disbursements for legal counsel, incurred in connection with this offering), excluding underwriting discount, will be approximately $375,000 and are payable by us. Pursuant to FINRA interpretations, total underwriter compensation shall not exceed 8% of the gross proceeds of this offering.

Total
	Per Share	Without Over-Allotment	With Over-Allotment
Public offering price	$	$	$
Underwriting discount
Proceeds, before expenses, to us

The underwriter proposes to offer the shares of our common stock to the public at the public offering price set forth on the cover of this prospectus supplement. The underwriter may offer the shares of our common stock to securities dealers at the public offering price less a concession not in excess of $            per share. If all of the shares are not sold at the public offering price, the underwriter may change the offering price and other selling terms.

Discretionary accounts.  The underwriter does not intend to confirm sales of the shares to any accounts over which it has discretionary authority.

Stabilization.  In connection with this offering, the underwriter may engage in stabilizing transactions, overallotment transactions, covering transactions, penalty bids and purchases to cover positions created by short sales.

•
Stabilizing transactions permit bids to purchase shares of common stock so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

•
Overallotment transactions involve sales by the underwriter of shares of common stock in excess of the number of shares the underwriter is obligated to purchase. This creates a short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriter is not greater than the number of shares that it may purchase in the overallotment option. In a naked short position, the number of shares involved is greater than the number of shares in the overallotment option. The underwriter may close out any short position by exercising its overallotment option and/or purchasing shares in the open market.

•
Covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which it may purchase shares through exercise of the overallotment option. If the underwriter sells more shares than could be covered by exercise of the overallotment option and, therefore, has a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

These stabilizing transactions, covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriter make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on The NASDAQ Capital Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive market making.  In connection with this offering, the underwriter and selling group members may engage in passive market making transactions in our common stock on The NASDAQ Capital Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934, as amended, or the Exchange Act, during a period before the commencement of offers or sales of common stock and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

Lock-up agreements.  Pursuant to certain “lock-up” agreements, we and our executive officers and directors, have agreed, subject to certain exceptions, not to offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of or announce the intention to otherwise dispose of, or enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic consequence of ownership of, directly or indirectly, or make any demand or request or exercise any right with respect to the registration of, or file with the SEC a registration statement under the Securities Act relating to, any common stock or securities convertible into or exchangeable or exercisable for any common stock without the prior written consent of Craig-Hallum Capital Group, for a period of 90 days after the date of the pricing of the offering. The 90-day restricted period will be automatically extended if (i) during the last 17 days of the 90-day restricted period we issue an earnings release or material news or a material event relating to us occurs or (ii) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day restricted period, in either of which case the restrictions described above will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the public announcement of the material news or the occurrence of the material event, as applicable, unless Craig-Hallum Capital Group waives, in writing, such extension.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. The exceptions to the lock-up for executive officers and directors are: (i) by bona fide gift or gifts, (ii) transfers to any trust for the direct or indirect benefit of an executive officer and director or the immediate family of such officer or director, (iii) in the case of a partnership or a limited liability company subject to the lock-up, transfers to a partner or member, as the case may be, of such partnership or limited liability company, (iv) in the case of a corporation subject to the lock-up, transfers to any stockholder of such corporation, (v) in the case of a venture capital fund, private equity fund or other similar investment fund subject to the lock-up, transfers to such entity’s partners or other holders of equity interests in such entity pro rata based upon their respective interests, (vi) by will or intestate succession upon the death of the undersigned, (vii) the exercise of options or warrants to purchase our securities on a “cashless” or “net exercise” basis or to cover tax withholding obligations of the undersigned in connection with such exercise, (viii), and transfers by operation of law, such as pursuant to a qualified domestic order or in connection with a divorce settlement; provided, in each case except for (vii), that (x) such transfer shall not involve a disposition for value, (y) the transferee agrees in writing with Craig-Hallum Capital Group to be bound by the terms of the lock-up, and (z) no filing by any party under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is required or voluntarily made in connection with such transfer; each of which is subject to certain conditions set forth in the underwriting agreement.  In addition, the lock-up permits the establishment of trading plans pursuant to Rule 10b5-1 under the Exchange Act by executive officers and directors for the transfer of shares of common stock provided that such plan does not provide for the transfer of such shares by the executive officers and directors (with one exception) during the lock-up period and that no public announcement or filing under the Exchange Act regarding the establishment of such plan is required of or voluntarily made by or on behalf of the executive officers and directors.

Electronic offer, sale and distribution of shares.  A prospectus supplement in electronic format may be made available on the websites maintained by the underwriter or selling group members, if any, participating in this offering and the underwriter participating in this offering may distribute prospectus supplements electronically. The underwriter may agree to allocate a number of shares to the underwriter and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriter and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus supplement in electronic format, the information on these websites is not part of this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part, has not been approved or endorsed by us or the underwriter in its capacity as underwriter, and should not be relied upon by investors.

Other relationships.  The underwriter and its affiliates may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates for which they may in the future receive, customary fees.

Listing.  Our common stock trades on The NASDAQ Capital Market under the symbol “TEAR,” and the Toronto Stock Exchange under the symbol “TLB.”

The Toronto Stock Exchange has conditionally approved the listing of the shares of common stock that we are offering pursuant to this prospectus supplement. Listing is subject to us fulfilling all of the listing requirements of Toronto Stock Exchange on or before May 19, 2012.

Transfer Agents.  The co-transfer agents for our common stock are Mellon Investor Services LLC, 480 Washington Boulevard, Jersey City, NJ 07301, (888) 667-7671, and Equity Financial Trust Company, 200 University Avenue, Suite 400, Toronto, ON M5H 4H1, (416) 361-0152.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, San Diego, California. Certain matters will be passed upon for the underwriter by Goodwin Procter LLP, New York, New York.

EXPERTS

Ernst & Young LLP, our independent registered public accounting firm, has audited our consolidated financial statements (and schedule) included in our Annual Report on Form 10-K for the year ended December 31, 2011 as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 1 to the consolidated financial statements), which is incorporated by reference in this prospectus supplement and the accompanying prospectus.  Our financial statements (and schedule) are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Attorneys with Wilson Sonsini Goodrich & Rosati, Professional Corporation, and its affiliated investment funds own an aggregate of 130,070 shares of our common stock and exercisable warrants to purchase 1,562 shares of our common stock as of the date of this prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the SEC.  Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.  You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.  Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge by linking directly from our website at www.tearlab.com under the “Investor Relations — SEC & SEDAR Filings” caption.  These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.  Information contained on our website is not part of this prospectus supplement.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information.  We incorporate by reference the following documents filed with the SEC (excluding those portions of any Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K):

•	our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on March 30, 2012, as amended;

•	our Current Report on Form 8-K filed with the SEC on February 27, 2012; and

•
the description of our common stock set forth under the caption “Description of Capital Stock” in the prospectus that constitutes part of our Registration Statement on Form S-3 (File No. 333-157269), initially filed with the SEC on February 12, 2009, including any amendments or reports filed for the purpose of updating this description.

All reports and other documents we subsequently file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus supplement and deemed to be part of this prospectus supplement from the date of the filing of such reports and documents.

Any statement contained in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or any additional prospectus supplements modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon written or oral request, a copy of any or all documents or reports that are incorporated by reference into this prospectus supplement, but not delivered with the prospectus supplement, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus supplement incorporates.  You should direct written requests to: William G. Dumencu, TearLab Corporation, 7360 Carroll Road, Suite 200, San Diego, California 92121, or you may call us at (858) 455-6006 or you can access free of charge all documents that are incorporated by reference into this prospectus supplement by linking directly from our website at www.tearlab.com under the “Investor Relations — SEC & SEDAR Filings” caption.  Information contained on our website is not part of this prospectus supplement.

The information in this prospectus is not complete and may be changed.  The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

$30,000,000

OccuLogix, Inc., doing business as TearLab Corporation may offer, from time to time,

• common stock	• preferred stock
• debt securities	• depositary shares
• warrants

All of the securities listed above may be sold separately or as units with other securities.

As of June 18, 2009, the aggregate market value of our outstanding common stock held by non-affiliates is $13,852,396 based on 9,866,685 shares of outstanding common stock, of which 6,926,198 are held by non-affiliates, and a per share price of $2.00 per share based on the closing sale price of our common stock on June 18, 2009 as reported by the NASDAQ Capital Market. We have not offered any securities pursuant to General Instruction I.B.6 of Form S-3 during the prior 12-month period that ends on and includes the date of this prospectus.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement, which will describe the method and the terms of the offering.  We will provide you with specific amount, price and terms of the applicable offered securities in one or more supplements to this prospectus.  You should read this prospectus and any supplement carefully before you purchase any of our securities.

Our common stock is listed on the NASDAQ Capital Market under the symbol “TEAR” and on the Toronto Stock Exchange under the symbol “TLB.”  On June 18, 2009, the last reported sale price on the NASDAQ Capital Market was $2.00 per share.  There is currently no market for the other securities we may offer.

Investing in our securities involves risks.  Please carefully read the information under the headings “Risk Factors” beginning on page 5 and “Forward-Looking Statements,” on page 14 of this prospectus before you invest in our securities.  This information may also be included in any supplement and/or incorporated by reference into this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.  If we use underwriters, dealers or agents to sell the securities, we will name them and describe their compensation in a prospectus supplement.  In addition, the underwriters may overallot a portion of the securities.

The date of this prospectus is July 16, 2009

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process.  Under this shelf process, we may, from time to time, offer or sell any combination of the securities described in this prospectus in one or more offering up to a total dollar amount of $30,000,000.

This prospectus provides you with a general description of the securities offered by us.  Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering.  The prospectus supplement may also add to, update or change information contained in the prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement.

The prospectus supplement to be attached to the front of this prospectus may describe, as applicable: the terms of the securities offered; the initial public offering price; the price paid for the securities; net proceeds; and the other specific terms related to the offering of the securities.

You should only rely on the information contained or incorporated by reference in this prospectus and any prospectus supplement or issuer free writing prospectus relating to a particular offering.  We have not authorized any other person to provide you with different information.  You should read the entire prospectus and any prospectus supplement and any related issuer free writing prospectus, as well as the documents incorporated by reference into this prospectus or any prospectus supplement, before making an investment decision.  We do not imply or represent by delivering this prospectus that OccuLogix, Inc., or its business, is unchanged after the date on the front of this prospectus or that the information in this prospectus is correct as of any time after such date.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated herein by reference.  This summary is not complete and does not contain all of the information that you should consider before deciding to invest in our securities.  We urge you to read this entire prospectus and the information incorporated by reference herein carefully, including the “Risk Factors” section.  In this prospectus, unless the context indicates otherwise, the terms “company,” “we,” “us,” and “our” refer to OccuLogix, Inc., doing business as TearLab Corporation, and its subsidiaries.

OccuLogix, Inc.
doing business as TearLab Corporation

Overview

Through our wholly owned subsidiary, TearLab, Inc. we have developed technologies that enable eye care practitioners to test, at the point-of-care, for highly sensitive and specific biomarkers using nanoliters of tear film.

Our first product, the TearLab Osmolarity System enables the rapid measurement of tear osmolarity in the doctor's office, a quantitative and highly specific biomarker that has been shown to correlate with dry eye disease, or DED.  There are estimated to be between 20 million and 40 million DED patients in the United States, and less than 5% of those patients are currently diagnosed and treated.  The innovation of the TearLab Osmolarity System is its ability to precisely and rapidly measure osmolarity in nanoliter volumes of tear samples, using a highly efficient and novel tear collection system.  Historically, eye care researchers have relied on expensive instruments to perform tear biomarker analysis.  In addition to their cost, these conventional systems are slow, highly variable in their measurement readings, and not categorized as waived by the United States Food and Drug Administration, or FDA, under regulations promulgated under the Clinical Laboratory Improvement Amendments, or CLIA.

The TearLab Osmolarity System consists of the following three components:  (1) the TearLab disposable, which is a single-use microfluidic labcard; (2) the TearLab pen, which is a hand-held device that interfaces with the TearLab disposable; and (3) the TearLab reader, which is a small desktop unit that allows for the docking of the TearLab disposable and the TearLab pen and provides a quantitative reading for the operator.

In October 2008, the TearLab Osmolarity System received CE mark approval, clearing the way for sales in the European Union and all countries recognizing the CE mark.  In connection with the CE mark clearance, we have entered into multi-year agreements with eight distributors for exclusive distribution of the TearLab Osmolarity System in the United Kingdom, the Republic of Ireland, Germany, Spain, Switzerland, France, Turkey, Belgium, Holland, Luxemburg and Italy.  We intend to expand our distribution network to include additional European, Asian and Latin American countries in the future.

On May 19, 2009, we announced that we received 510(k) clearance from the FDA.  The 510(k) clearance allows us to market the TearLab Osmolarity System to those reference and physician operated laboratories with CLIA certifications allowing them to perform moderate and high complexity tests.  Considering that most of our target customers are eye care practitioners without such certifications, we intend to seek a CLIA waiver from the FDA for the TearLab Osmolarity System.  We anticipate receiving the CLIA waiver during the latter half of 2009.  A CLIA waiver would greatly reduce the regulatory compliance for our future customers and permit them to perform the TearLab Osmolarity test in their offices.  If we receive a CLIA waiver, we will be able to market our product to the approximately 50,000 eye care practitioners in the United States that are candidates to operate under a CLIA waiver certification.

Corporate Information

OccuLogix, Inc., doing business as TearLab Corporation, is a Delaware corporation with executive offices at 11025 Roselle Street, Suite 100, San Diego, California 92121 and our telephone number at that address is (858) 455-6006.  We maintain Internet websites at www.tearlab.com, www.occulogix.com and www.ocusense.com.  We have not incorporated the information on our websites by reference into this prospectus, and you should not consider it to be a part of this prospectus.

We carry on our business directly and through our subsidiaries.  Throughout this prospectus, unless the context specifies or implies otherwise, the terms “Company,” “TearLab,” “OccuLogix,” “ SOLX,” “TearLab, Inc.,” “we,” “us,” and “our” refer to OccuLogix, Inc., doing business as TearLab Corporation, and its subsidiaries.

The Securities We May Offer

We may offer up to $30,000,000 of common stock, preferred stock, depositary shares, warrants, debt securities and units in one or more offerings and in any combination.  A prospectus supplement, which we will provide each time we offer securities, will describe the specific amounts, prices and terms of these securities.

We may sell the securities to or through underwriters, dealers or agents or directly to purchasers or as otherwise set forth below under “Plan of Distribution.”  We, as well as any agents acting on our behalf, reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities.  Each prospectus supplement will set forth the names of any underwriters, dealers, agents or other entities involved in the sale of securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

Common Stock

We may offer shares of our common stock, par value $0.001 per share, either alone or underlying other registered securities convertible into our common stock.  Holders of our common stock are entitled to receive dividends declared by our board of directors out of funds legally available for the payment of dividends, subject to rights, if any, of preferred stockholders.  Currently, we do not pay a dividend.  Each holder of common stock is entitled to one vote per share.  The holders of common stock have no preemptive rights.

Preferred Stock and Depositary Shares

We may issue preferred stock in one or more series.  Our board of directors or a committee designated by the board will determine the dividend, voting and conversion rights and other provisions at the time of sale.  Each series of preferred stock will be more fully described in the particular prospectus supplement that will accompany this prospectus, including redemption provisions, rights in the event of liquidation, dissolution or the winding up of OccuLogix, Inc., voting rights and rights to convert into common stock.  We may also issue fractional shares of preferred stock that will be represented by depositary shares and depositary receipts.  Each particular series of depositary shares will be more fully described in the prospectus supplement that will accompany this prospectus.

Warrants

We may issue warrants for the purchase of common stock, preferred stock or debt securities.  We may issue warrants independently or together with other securities.

Debt Securities

We may offer secured or unsecured obligations in the form of one or more series of senior or subordinated debt.  The senior debt securities and the subordinated debt securities are together referred to in this prospectus as the “debt securities.”  The senior debt securities will have the same rank as all of our other unsubordinated debt.  The subordinated debt securities generally will be entitled to payment only after payment of our senior debt.  Senior debt generally includes all debt for money borrowed by us, except debt that is stated in the instrument governing the terms of that debt to be not senior to, or to have the same rank in right of payment as, or to be expressly junior to, the subordinated debt securities.  We may issue debt securities that are convertible into shares of our common stock.

The senior and subordinated debt securities will be issued under separate indentures between us and a trustee.  We have summarized the general features of the debt securities to be governed by the indentures.  These indentures have been filed as exhibits to the registration statement of which this prospectus forms a part.  We encourage you to read these indentures.  Instructions on how you can get copies of these documents are provided under the heading “Where You Can Find More Information.”

General Indenture Provisions that Apply to Senior and Subordinated Debt Securities

•	Each indenture allows debt to be issued in series with terms particular to each series.

•	Neither of the indentures limit the amount of debt that we may issue or generally provide holders any protection should there be a highly leveraged transaction involving our company.

•
The indentures allow us to merge or to consolidate with another U.S. business entity or convey, transfer or lease our properties and assets substantially as an entirety to another U.S. business entity, as long as  certain conditions are met.  If these events occur, the other business entity will be required to assume our responsibilities on the debt securities, and we will be released from all liabilities and obligations, except in the case of a lease.

•
The indentures provide that we and the trustee may generally amend the indentures with the consent of holders of a majority of the total principal amount of the debt outstanding in any series to change certain of our obligations or your rights concerning the debt.  However, to change the payment of principal or interest, to adversely affect the right to convert, or to change certain matters, every holder in that series must consent.

•
We may discharge the indentures and defease restrictive covenants by depositing sufficient funds with the trustee to pay the obligations when due, as long as certain conditions are met.  The trustee would pay all amounts due to you on the debt from the deposited funds.

Events of Default

Each of the following is an event of default under the indentures:

•	principal not paid when due;

•	any sinking fund payment not made when due;

•	failure to pay interest for 30 days;

•	covenants not performed for 90 days after notice; and

•	certain events of bankruptcy, insolvency or reorganization of OccuLogix, Inc.

A prospectus supplement may describe deletions of, or changes or additions to, the events of default.

Remedies

Upon an event of default, other than a bankruptcy, insolvency or reorganization, the trustee or holders of 25% of the principal amount outstanding in a series may declare the outstanding principal and premium, if any, plus accrued and unpaid interest, if any, immediately payable.  However, the holders of a majority in principal amount may, under certain circumstances, rescind this action.  If a bankruptcy, insolvency or reorganization event of default were to occur, the principal amount and premium, if any, or all debt securities of that series, together with the accrued and unpaid interest, if any, will automatically become due and payable.

Indenture Provisions that Apply Only to the Subordinated Debt Securities

The subordinated debt securities indenture provides that the subordinated debt securities will be subordinated to all senior debt as defined in the subordinated indenture.

RISK FACTORS

Investors should carefully consider the risks described below before deciding whether to invest in our securities.  The risks described below are not the only ones we face.  If any of the following risks actually occurs, our business, financial condition or results of operations could be adversely affected.  In such case, the trading price of our common stock could decline and you could lose all or part of your investment.  Our actual results could differ materially from those anticipated in the forward-looking statements made throughout this prospectus as a result of different factors, including the risks we face described below.

Risks Relating to our Business

Our near-term success is highly dependent on the success of the TearLab Osmolarity System, and we cannot be certain that it will receive regulatory approval or be successfully commercialized in the United States.

The TearLab Osmolarity System is currently our only product.  Our product is currently sold outside of the United States pursuant to CE mark approval; however, we have not received regulatory approval to sell our product in the United States.  We have received 510(k) clearance, and we intend to seek a CLIA waiver, from the U.S. Food and Drug Administration, or the FDA.  Even if the TearLab Osmolarity System receives regulatory approval in the United States, it may never be successfully commercialized.  If the TearLab Osmolarity System does not receive regulatory approval or is not successfully commercialized, we may not be able to generate revenue, become profitable or continue our operations.  Any failure of the TearLab Osmolarity System to receive regulatory approval or to be successfully commercialized in the United States would have a material adverse effect on our business, operating results, financial condition and cash flows and could result in a substantial decline in the price of our common stock.

Our near-term success is highly dependent on increasing sales of the TearLab Osmolarity System outside the United States, and we cannot be certain that we will successfully increase such sales.

Our product is currently marketed outside of the United States pursuant to CE mark approval, and in the U.S. to clinical facilities categorized as high or moderate complex under the Clinical Laboratory Improvement Act of 1988 (CLIA '88). Our near-term success is highly dependent on increasing our international sales.  We may also be required to register our product with health departments in our foreign market countries.  A failure to successfully register in such markets would negatively affect our sales in any such markets.  In addition, import taxes are levied on our product in certain foreign markets.  These foreign markets include Turkey, Spain, Italy and France.  Other countries may adopt taxation codes on imported products.  Increases in such taxes or other restrictions on our product could negatively affect our ability to import, distribute and price our product.

Our financial condition and history of losses have caused our auditors to express doubt as to whether we will be able to continue as a going concern.

We have prepared our consolidated financial statements on the basis that we will continue as a going concern.  However, we have sustained substantial losses for each of the years ended December 31, 2005, 2006, 2007 and 2008 and for the three months ended March 31, 2009.  Our net working capital balance at March 31, 2009 was $326,714, which represents a $1,222,867 decrease from our working capital deficiency of $1,549,581 at December 31, 2008.  As a result of our history of losses and current financial condition, there is substantial doubt about our ability to continue as a going concern.

On July 15, 2009, we sold convertible secured notes and warrants for gross proceeds of $1.55 million to certain investors in a private placement. On October 6, 2008, we completed a private placement of 869,200 shares of our common stock for gross aggregate proceeds of $2,173,000, pre-paid in full our $6,703,500 aggregate principal amount bridge loan plus outstanding accrued interest by issuing to the lenders thereof an aggregate of 3,304,511 shares of our common stock, at a per share price of $2.125, and paid $481,200 of the commission remaining owing for placement agency services by issuing aggregate of 192,480 shares of our common stock.  As a result of these transactions, and having received the principal of, and the accrued interest on, our asset-backed auction rate securities, we believe that our cash and cash equivalents will be sufficient to meet our operating activities and other demands only until approximately December 2009.

Our consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary if we were not able to continue as a going concern.

We have incurred losses since inception and anticipate that we will incur continued losses for the foreseeable future.

We have incurred losses in each year since our inception.  Our net losses for the fiscal years ended December 31, 2004, 2005, 2006, 2007 and 2008 and the three months ended March 31, 2009 were $21.8 million, $162.8 million, $82.2 million, $69.8 million, $9.4 million and $1.0 million, respectively.  The losses in 2005, 2006 and 2007 include a charge for impairment of goodwill of $147.5 million, $65.9 million and $14.4 million, respectively, and a charge for impairment of intangible assets of $43.2 million in 2007.  As of March 31, 2009, we had an accumulated deficit of $368.7 million.  Our losses have resulted primarily from expenses incurred in research and development of our product candidates from our discontinued businesses.  We do not know when or if we will receive regulatory approval for the TearLab Osmolarity System or successfully commercialize it in the United States.  As a result, and because of the numerous risks and uncertainties facing us, it is difficult to provide the extent of any future losses or the time required to achieve profitability, if at all.  Any failure of our product candidate to obtain regulatory approval and any failure to become and remain profitable would adversely affect the price of our common stock and our ability to raise capital and continue operations.

We may not be able to raise the capital necessary to fund our operations.

Since inception, we have funded our operations through early private placements of our equity and debt securities, early stage revenues, a successful initial public offering, a private placement of shares of our common stock and warrants and, in 2008, bridge financing and another private placement of our common stock, as well as a private placement of convertible secured notes and warrants in 2009.  We will need additional capital in approximately December 2009, and our prospects for obtaining it are uncertain.  Our most recent capital-raising efforts, which culminated in the private placement of 2009, took an amount of time, consumed our resources and required an effort on the part of management that was disproportionately large, relative to the total amount of the capital raise.

Additional capital may not be available on terms favorable to us, or at all.  If financing is available, it may be on terms that adversely affect the interest of our existing stockholders.  In addition, future financings could result in significant dilution of existing stockholders and adversely affect the economic interests of existing stockholders.  However, unless we succeed in raising additional capital, we anticipate that we will be unable to continue our operations beyond approximately December 2009.  Our financial condition and history of losses have caused our auditors to express doubt as to whether we will be able to continue as a going concern.

We will face challenges in bringing the TearLab Osmolarity System to market in the United States and may not succeed in executing our business plan.

There are numerous risks and uncertainties inherent in the development of new medical technologies.  In addition to our eventual requirement for additional capital, our ability to bring the TearLab Osmolarity System to market in the United States and to execute our business plan successfully is subject to the following risks, among others:

•
Our clinical trials may not succeed.  Clinical testing is expensive and can take longer than originally anticipated.  The outcomes of clinical trials are uncertain, and failure can occur at any stage of the testing.  We could encounter unexpected problems, which could result in a delay in the submission of our application for the sought-after CLIA waiver from the FDA or prevent its submission altogether.

•	We may not receive the CLIA waiver for the TearLab Osmolarity System from the FDA, in which case our ability to market the TearLab Osmolarity System in the United States will be hindered severely.

•
Our suppliers and we will be subject to numerous FDA requirements covering the design, testing, manufacturing, quality control, labeling, advertising, promotion and export of the TearLab Osmolarity System and other matters.  If our suppliers or we fail to comply with these regulatory requirements, the TearLab Osmolarity System could be subject to restrictions or withdrawals from the market and we could become subject to penalties.

•
Even if we succeed in obtaining the sought-after FDA approvals, we may be unable to commercialize the TearLab Osmolarity System successfully in the United States.  Successful commercialization will depend on a number of factors, including, among other things, achieving widespread acceptance of the TearLab Osmolarity System among physicians, establishing adequate sales and marketing capabilities, addressing competition effectively, the ability to obtain and enforce patents to protect proprietary rights from use by would-be competitors, key personnel retention and ensuring sufficient manufacturing capacity and inventory to support commercialization plans.

If we fail to obtain FDA clearance for the TearLab Osmolarity System, or are subject to regulatory enforcement action as a result of our failure to comply with regulatory requirements, our commercial operations would be harmed.

After receiving 510(k) clearance for the TearLab Osmolarity System,  we are subject to significant ongoing regulatory requirements, and if we fail to comply with these requirements, we could be subject to enforcement action by the FDA or state agencies, including:

•	adverse publicity, warning letters, fines, injunctions, consent decrees and civil penalties;

•	repair, replacement, refunds, recall or seizure of our product;

•	operating restrictions or partial suspension or total shutdown of production;

•	delay or refusal of our requests for 510(k) clearance or premarket approval of new products or of new intended uses or modifications to our existing product;

•	refusal to grant export approval for our products;

•	withdrawing 510(k) clearances or premarket approvals that have already been granted; and

•	criminal prosecution.

If any of these enforcement actions were to be taken by the government, our business could be harmed.

We are required to demonstrate and maintain compliance with the FDA's Quality System Regulation, or the QSR, prior to marketing the product in the United States.  The QSR is a complex regulatory scheme that covers the methods and documentation of the design, testing, control, manufacturing, labeling, quality assurance, packaging, storage and shipping of our products.  The FDA must determine that the facilities which manufacture and assemble our products that are intended for sale in the United States, as well as the manufacturing controls and specifications for these products, are compliant with applicable regulatory requirements, including the QSR.  The FDA enforces the QSR through periodic unannounced inspections.  Our facilities have not yet been inspected by the FDA, and we cannot assure you that we will pass any future FDA inspection.  Our failure, or the failure of our suppliers, to take satisfactory corrective action in response to an adverse QSR inspection could result in enforcement actions, including a public warning letter, a shutdown of our manufacturing operations, a recall of our product, civil or criminal penalties or other sanctions, which would significantly harm our available inventory and sales and cause our business to suffer.

Our patents may not be valid, and we may not be able to obtain and enforce patents to protect our proprietary rights from use by would-be competitors.  Patents of other companies could require us to stop using or pay to use required technology.

Our owned and licensed patents may not be valid, and we may not be able to obtain and enforce patents and to maintain trade secret protection for our technology.  The extent to which we are unable to do so could materially harm our business.

We have applied for, and intend to continue to apply for, patents relating to the TearLab Osmolarity System and related technology and processes.  Such applications may not result in the issuance of any patents, and any patents now held or that may be issued may not provide adequate protection from competition.  Furthermore, it is possible that patents issued or licensed to us may be challenged successfully.  In that event, if we have a preferred competitive position because of any such patents, any preferred position would be lost.  If we are unable to secure or to continue to maintain a preferred position, the TearLab Osmolarity System could become subject to competition from the sale of generic products.

Patents issued or licensed to us may be infringed by the products or processes of others.  The cost of enforcing patent rights against infringers, if such enforcement is required, could be significant and the time demands could interfere with our normal operations.  There has been substantial litigation and other proceedings regarding patent and other intellectual property rights in the pharmaceutical, biotechnology and medical technology industries.  We could become a party to patent litigation and other proceedings.  The cost to us of any patent litigation, even if resolved in our favor, could be substantial.  Some of our would-be competitors may be able to sustain the costs of such litigation more effectively than we can because of their substantially greater financial resources.  Litigation may also absorb significant management time.

Unpatented trade secrets, improvements, confidential know-how and continuing technological innovation are important to our future scientific and commercial success.  Although we attempt to, and will continue to attempt to, protect our proprietary information through reliance on trade secret laws and the use of confidentiality agreements with corporate partners, collaborators, employees and consultants and other appropriate means, these measures may not effectively prevent disclosure of our proprietary information, and, in any event, others may develop independently, or obtain access to, the same or similar information.

Certain of our patent rights are licensed to us by third parties.  If we fail to comply with the terms of these license agreements, our rights to those patents may be terminated, and we will be unable to conduct our business.

It is possible that a court may find us to be infringing upon validly issued patents of third parties.  In that event, in addition to the cost of defending the underlying suit for infringement, we may have to pay license fees and/or damages and may be enjoined from conducting certain activities.  Obtaining licenses under third-party patents can be costly, and such licenses may not be available at all.

We may face future product liability claims.

The testing, manufacturing, marketing and sale of therapeutic and diagnostic products entail significant inherent risks of allegations of product liability.  Our past use of the RHEO(TM) System and the components of the SOLX Glaucoma System in clinical trials and the commercial sale of those products may have exposed us to potential liability claims.  Our use of the TearLab Osmolarity System and its commercial sale could also expose us to liability claims.  All of such claims might be made directly by patients, health care providers or others selling the products.  We carry clinical trials and product liability insurance to cover certain claims that could arise, or that could have arisen, during our clinical trials or during the commercial use of our products.  We currently maintain clinical trials and product liability insurance with coverage limits of $2,000,000 in the aggregate annually.  Such coverage, and any coverage obtained in the future, may be inadequate to protect us in the event of successful product liability claims, and we may not be able to increase the amount of such insurance coverage or even renew it.  A successful product liability claim could materially harm our business.  In addition, substantial, complex or extended litigation could result in the incurrence of large expenditures and the diversion of significant resources.

We have entered into a number of related party transactions with suppliers, creditors, stockholders, officers and other parties, each of which may have interests which conflict with those of our public stockholders.

We have entered into several related party transactions with our suppliers, creditors, stockholders, officers and other parties, each of which may have interests which conflict with those of our public stockholders.

If we do not introduce new commercially successful products in a timely manner, our products may become obsolete over time, customers may not buy our products and our revenue and profitability may decline.

Demand for our products may change in ways we may not anticipate because of:

•	evolving customer needs;

•	the introduction of new products and technologies; and

•	evolving industry standards.

Without the timely introduction of new commercially successful products and enhancements, our products may become obsolete over time, in which case our sales and operating results would suffer.  The success of our new product offerings will depend on several factors, including our ability to:

•	properly identify and anticipate customer needs;

•	commercialize new products in a cost-effective and timely manner;

•	manufacture and deliver products in sufficient volumes on time;

•	obtain and maintain regulatory approval for such new products;

•	differentiate our offerings from competitors' offerings;

•	achieve positive clinical outcomes; and

•	provide adequate medical and/or consumer education relating to new products.

Moreover, innovations generally will require a substantial investment in research and development before we can determine the commercial viability of these innovations and we may not have the financial resources necessary to fund these innovations.  In addition, even if we are able to successfully develop enhancements or new generations of our products, these enhancements or new generations of products may not produce revenue in excess of the costs of development and they may be quickly rendered obsolete by changing customer preferences or the introduction by our competitors of products embodying new technologies or features.

We rely on a single supplier of each of the key components of the TearLab Osmolarity System and are vulnerable to fluctuations in the availability and price of our suppliers' products and services.

We purchase each of the key components of the TearLab Osmolarity System from a single third-party supplier.  Our suppliers may not provide the components or other products needed by us in the quantities requested, in a timely manner or at a price we are willing to pay.  In the event we were unable to renew our agreements with our suppliers or they were to become unable or unwilling to continue to provide important components in the required volumes and quality levels or in a timely manner, or if regulations affecting the components were to change, we would be required to identify and obtain acceptable replacement supply sources.  We may not be able to obtain alternative suppliers or vendors on a timely basis, or at all, which could disrupt or delay, or halt altogether, our ability to manufacture or deliver the TearLab Osmolarity System.  If any of these events should occur, our business, financial condition, cash flows and results of operations could be materially adversely affected.

We face intense competition, and our failure to compete effectively could have a material adverse effect on our results of operations.

We face intense competition in the markets for ophthalmic products and these markets are subject to rapid and significant technological change.  Although we have no direct competitors, we have numerous potential competitors in the United States and abroad.  We face potential competition from industry participants marketing conventional technologies for the measurement of osmolarity and other in-lab testing technologies, as well as industry participants developing and marketing point-of-care tests, such as the technology being developed by the Aborn Eye Clinic, which is reportedly able to measure the osmolarity of nanoliter tear samples, and commercially available methods, such as the Schirmer Test and ocular surface staining.  Many of our potential competitors have substantially more resources and a greater marketing scale than we do.  If we are unable to develop and produce or market our products to effectively compete against our competitors, our operating results will materially suffer.

If we lose key personnel, or we are unable to attract and retain highly qualified personnel on a cost-effective basis, it would be more difficult for us to manage our existing business operations and to identify and pursue new growth opportunities.

Our success depends, in large part, upon our ability to attract and retain highly qualified scientific, clinical, manufacturing and management personnel.  In addition, any difficulties retaining key personnel or managing this growth could disrupt our operations.  Future growth will require us to continue to implement and improve our managerial, operational and financial systems, and to continue to recruit, train and retain, additional qualified personnel, which may impose a strain on our administrative and operational infrastructure.  The competition for qualified personnel in the medical technology field is intense.  We are highly dependent on our continued ability to attract, motivate and retain highly-qualified management, clinical and scientific personnel.

Due to our limited resources, we may not be able to effectively recruit, train and retain additional qualified personnel.  If we are unable to retain key personnel or manage our growth effectively, we may not be able to implement our business plan.

Furthermore, we have not entered into non-competition agreements with our key employees.  In addition, we do not maintain "key person" life insurance on any of our officers, employees or consultants.  The loss of the services of existing personnel, the failure to recruit additional key scientific, technical and managerial personnel in a timely manner, and the loss of our employees to our competitors would harm our research and development programs and our business.

If we fail to establish and maintain proper and effective internal controls, our ability to produce accurate financial statements on a timely basis could be impaired, which would adversely affect our consolidated operating results, our ability to operate our business and our stock price.

Ensuring that we have adequate internal financial and accounting controls and procedures in place to produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently.  Failure on our part to maintain effective internal financial and accounting controls would cause our financial reporting to be unreliable, could have a material adverse effect on our business, operating results, financial condition and cash flows, and could cause the trading price of our common stock to fall dramatically.  Due to the failure to account for the consolidation of TearLab, Inc. under the variable interest entity model since our acquisition of a majority interest in TearLab, Inc. on November 30, 2006, there was a material weakness in our internal control over financial reporting as of December 31, 2007.  As a result of this material weakness, our former chief executive officer and our chief financial officer determined that, as of December 31, 2007, our internal controls over financial reporting were not effective to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of financial statements for external reporting in accordance with U.S. GAAP.

Maintaining proper and effective internal controls will require substantial management time and attention and may result in our incurring substantial incremental expenses, including with respect to increasing the breadth and depth of our finance organization to ensure that we have personnel with the appropriate qualifications and training in certain key accounting roles and adherence to certain control disciplines within the accounting and reporting function.  Any failure in internal controls or any additional errors or delays in our financial reporting would have a material adverse effect on our business and results of operations and could have a substantial adverse impact on the trading price of our common stock.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP.  Our management does not expect that our internal control over financial reporting will prevent or detect all errors and all fraud.  A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system's objectives will be met.  Our management has identified a control deficiency in the past and may identify additional deficiencies in the future.

We cannot be certain that the actions we are taking to improve our internal controls over financial reporting will be sufficient or that we will be able to implement our planned processes and procedures in a timely manner.  In future periods, if the process required by Section 404 of the Sarbanes-Oxley Act of 2002 reveals further material weaknesses or significant deficiencies, the correction of any such material weaknesses or significant deficiencies could require additional remedial measures which could be costly and time-consuming.  In addition, we may be unable to produce accurate financial statements on a timely basis.  Any of the foregoing could cause investors to lose confidence in the reliability of our consolidated financial statements, which could cause the market price of our common stock to decline and make it more difficult for us to finance our operations and growth.

The trading price of our common stock may be volatile.

The market prices for, and the trading volumes of, securities of medical device companies, such as ours, have been historically volatile.  The market has experienced, from time to time, significant price and volume fluctuations unrelated to the operating performance of particular companies.  The market price of our common shares may fluctuate significantly due to a variety of factors, including:

•	the results of pre-clinical testing and clinical trials by us, our collaborators and/or our competitors;

•	technological innovations or new diagnostic products;

•	governmental regulations;

•	developments in patent or other proprietary rights;

•	litigation;

•	public concern regarding the safety of products developed by us or others;

•	comments by securities analysts;

•	the issuance of additional shares to obtain financing or for acquisitions;

•	general market conditions in our industry or in the economy as a whole; and

•	political instability, natural disasters, war and/or events of terrorism.

In addition, the stock market has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of individual companies.  Broad market and industry factors may seriously affect the market price of companies' stock, including ours, regardless of actual operating performance.  In the past, following periods of volatility in the overall market and the market price of a particular company's securities, securities class action litigation has often been instituted against these companies.  This litigation, if instituted against us, could result in substantial costs and a diversion of our management's attention and resources.

Because we do not expect to pay dividends on our common stock, stockholders will benefit from an investment in our common stock only if it appreciates in value.

We have never paid cash dividends on our common stock and have no present intention to pay any dividends in the future.  We are not profitable and do not expect to earn any material revenues for at least several years, if at all.  As a result, we intend to use all available cash and liquid assets in the development of our business.  Any future determination about the payment of dividends will be made at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements, our operating and financial conditions and on such other factors as our board of directors may deem relevant.  As a result, the success of an investment in our common stock will depend upon any future appreciation in its value.  There is no guarantee that our common stock will appreciate in value or even maintain the price at which stockholders have purchased their shares.

We can issue shares of preferred stock that may adversely affect the rights of holders of our common stock.

Our certificate of incorporation authorizes us to issue up to 10,000,000 shares of preferred stock with designations, rights, and preferences determined from time to time by our board of directors.  Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights superior to those of holders of our common stock.  For example, an issuance of shares of preferred stock could:

•	adversely affect the voting power of the holders of our common stock;

•	make it more difficult for a third party to gain control of us;

•	discourage bids for our common stock at a premium;

•	limit or eliminate any payments that the holders of our common stock could expect to receive upon our liquidation; or

•	otherwise adversely affect the market price or our common stock.

We may issue shares of authorized preferred stock at any time in the future.

FORWARD-LOOKING STATEMENTS

This prospectus and the SEC filings that are incorporated by reference into this prospectus contain or incorporate by reference forward-looking statements.  The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability.  You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends,” and “continue” or similar words.  You should read statements that contain these words carefully because they discuss future expectations, contain projections of future results of operations or financial condition, or state other “forward-looking” information.

We believe it is important to communicate our expectations to our stockholders.  However, there may be events in the future that we are not able to predict accurately or over which we have no control.  The risk factors and cautionary language discussed in this prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described in the forward-looking statements, including our ability to:

•	identify and capitalize on possible collaboration, strategic partnering, acquisition or divestiture opportunities;

•	obtain suitable financing to support our operations, clinical trials and commercialization of our product;

•	manage our growth and the commercialization of our product;

•	successfully compete in our markets;

•	realize the results we anticipate from the clinical trials of our product;

•	succeed in finding and retaining partners to assist us in the successful marketing, distribution and commercialization of our products;

•	achieve regulatory approval for our products;

•	obtain on commercially reasonable terms adequate product liability insurance for our commercialized products;

•	adequately protect our proprietary information and technology from competitors and avoid infringement of proprietary information and technology of our competitors;

•	assure that our products, if successfully developed and commercialized following regulatory approval, are not rendered obsolete by products or technologies of competitors; and

•	not encounter problems with third parties, including key personnel, upon whom we are dependent.

Although we believe that the forward-looking statements contained herein are reasonable, we can give no assurance that our expectations will be met.  All forward-looking statements contained herein are expressly qualified in their entirety by this cautionary statement and the risk factors beginning on page 5.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.  Except to the extent required by applicable laws and regulations, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated.

	Fiscal Year Ended December 31,					Three Months Ended March 31,
	2004	2005	2006	2007	2008	2009
Ratio to Earnings to Fixed Charges (1)	––	––	––	––	––	––

(1)
The ratio of earnings to fixed charges represents the number of times that fixed charges are covered by earnings.  Earnings consist of loss from continuing operations before income taxes, fixed charges, amortization of capitalized interest, distributed income of equity investees, and losses before tax of equity investees for which charges arising from guarantees are included in fixed charges, minus capitalized interest and minority interest in pre-tax income of subsidiaries that have not incurred fixed charges.  Fixed charges consist of interest expensed and capitalized, amortization of premiums, discounts and capitalized expenses related to debt, estimated interest expense within rental expense and preference security dividend requirements of our consolidated subsidiaries.  Preferred security dividend is the amount of pre-tax earnings that is required to pay the dividends on outstanding preference securities.  In the years ended December 31, 2004, 2005, 2006, 2007 and 2008 and the quarter ended March 31, 2009, earnings were insufficient to cover fixed charges by $21.8 million, $163.5 million, $83.4 million, $38.7 million, $7.7 million and $1.7 million, respectively.

USE OF PROCEEDS

Unless we state otherwise in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for one or more of the following purposes:

•	to fund research and development;

•	to finance capital expenditures and capacity expansions; and/or

•	for general corporate purposes and working capital.

Until we apply the proceeds from a sale of securities to their intended purposes, we may invest these proceeds in highly liquid, investment grade securities.

The specific allocations of the proceeds we receive from the sale of our securities will be described in the applicable prospectus supplement.

DIVIDEND POLICY

We have never paid cash dividends on our common stock and have no present intention to pay any dividends in the future.  We are not profitable and do not expect to earn any material revenues for at least several years, if at all.  As a result, we intend to use all available cash and liquid assets in the development of our business.  Any future determination about the payment of dividends will be made at the discretion of our board of directors and will depend upon our earnings, if any, capital requirements, operating and financial conditions and on such other factors as our board of directors deems relevant.

DESCRIPTION OF OUR CAPITAL STOCK

The following is a summary of the material provisions of the common stock and the preferred stock contained in our certificate of incorporation and bylaws.  For greater detail about our capital stock, please refer to our restated certificate of incorporation and bylaws, both as filed with the SEC as annexes to our current report on Form 8-K initially filed October 9, 2008, as amended.

General

We are authorized to issue 50,000,000 shares of all classes of capital stock, of which 40,000,000 shares are common stock, $0.001 par value per share; 10,000,000 shares are undesignated preferred stock, $0.001 par value per share.  Our capital is stated in U.S. dollars.  As of June 18, 2009, we had 9,866,685 outstanding shares of common stock.

Common Stock

The holders of our common stock are entitled to receive such dividends or distributions as are lawfully declared on our common stock, to have notice of any authorized meeting of stockholders, and to one vote for each share of our common stock on all matters which are properly submitted to a vote of stockholders.  As a Delaware corporation, we are subject to statutory limitations on the declaration and payment of dividends.  In the event of a liquidation, dissolution or winding up of OccuLogix, holders of our common stock have the right to a ratable portion of assets remaining after satisfaction in full of the prior rights of creditors, including holders of our indebtedness, all liabilities and the aggregate liquidation preferences of any outstanding shares of our preferred stock.  The holders of our common stock have no conversion, redemption, preemptive or cumulative voting rights.

Preferred Stock

As of July 16, 2009, other than as described below, no shares of our preferred stock had been issued.  However, shares of preferred stock may be issued in one or more series from time to time by our board of directors, and the board of directors is expressly authorized to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of each series of preferred stock.  Subject to the determination of our board of directors, any shares of our preferred stock that may be issued in the future would generally have preferences over our common stock with respect to the payment of dividends and the distribution of assets in the event liquidation, dissolution or winding up of OccuLogix.

Transfer Agents

The co-transfer agents for our common stock are Mellon Investor Services LLC, 480 Washington Boulevard, Jersey City, NJ 07310-1900, (800) 851-9677, and Equity Transfer & Trust Company, 200 University Avenue, Suite 400, Toronto, ON M5H 4H1, (416) 361-0930.

Listing

Our common stock is quoted on the NASDAQ Capital Market  under the trading symbol “TEAR” and on the Toronto Stock Exchange under the symbol “TLB.”

DESCRIPTION OF THE DEBT SECURITIES

The debt securities may be either secured or unsecured and will either be our senior debt securities or our subordinated debt securities.  The debt securities will be issued under one or more separate indentures between us and a trustee to be specified in an accompanying prospectus supplement.  Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture.  Together, the senior indenture and the subordinated indenture are called indentures.  This prospectus, together with the applicable prospectus supplement, will describe the terms of a particular series of debt securities.

The following is a summary of selected provisions and definitions of the indentures and debt securities to which any prospectus supplement may relate.  The summary of selected provisions of the indentures and the debt securities appearing below is not complete and is subject to, and qualified entirely by reference to, all of the provisions of the applicable indenture and certificates evidencing the applicable debt securities.  For additional information, you should look at the applicable indenture and the certificate evidencing the applicable debt security that is filed as an exhibit to the registration statement that includes the prospectus.  In this description of the debt securities, the words “OccuLogix, Inc.,” “we,” “us” or “our” refer only to OccuLogix, Inc. and not to any of our subsidiaries, unless we otherwise expressly state or the context otherwise requires.

The following description sets forth selected general terms and provisions of the applicable indenture and debt securities to which any prospectus supplement may relate.  Other specific terms of the applicable indenture and debt securities will be described in the applicable prospectus supplement.  If any particular terms of the indenture or debt securities described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement.

General

Debt securities may be issued in separate series without limitation as to aggregate principal amount.  We may specify a maximum aggregate principal amount for the debt securities of any series.

We are not limited as to the amount of debt securities we may issue under the indentures.  Unless otherwise provided in a prospectus supplement, a series of debt securities may be reopened to issue additional debt securities of such series.

The prospectus supplement relating to a particular series of debt securities will set forth:

•	whether the debt securities are senior or subordinated;

•	the offering price;

•	the title;

•	any limit on the aggregate principal amount;

•	the person who shall be entitled to receive interest, if other than the record holder on the record date;

•	the date or dates the principal will be payable;

•
the interest rate or rates, which may be fixed or variable, if any, the date from which interest will accrue, the interest payment dates and the regular record dates, or the method for calculating the dates and rates;

•	the place where payments may be made;

•	any mandatory or optional redemption provisions or sinking fund provisions and any applicable redemption or purchase prices associated with these provisions;

•	if issued other than in denominations of U.S. $1,000 or any multiple of U.S. $1,000, the denominations in which the debt securities shall be issuable;

•	if applicable, the method for determining how the principal, premium, if any, or interest will be calculated by reference to an index or formula;

•
if other than U.S. currency, the currency or currency units in which principal, premium, if any, or interest will be payable and whether we or a holder may elect payment to be made in a different currency;

•	the portion of the principal amount that will be payable upon acceleration of maturity, if other than the entire principal amount;

•
if the principal amount payable at stated maturity will not be determinable as of any date prior to stated maturity, the amount or method for determining the amount which will be deemed to be the principal amount;

•
if applicable, whether the debt securities shall be subject to the defeasance provisions described below under “Satisfaction and discharge; defeasance” or such other defeasance provisions specified in the applicable prospectus supplement for the debt securities;

•	any conversion or exchange provisions;

•	whether the debt securities will be issuable in the form of a global security;

•	any subordination provisions applicable to the subordinated debt securities if different from those described below under “— Subordinated debt securities”;

•	any paying agents, authenticating agents, security registrars or other agents for the debt securities;

•	any provisions relating to any security provided for the debt securities, including any provisions regarding the circumstances under which collateral may be released or substituted;

•	any deletions of, or changes or additions to, the events of default, acceleration provisions or covenants;

•	any provisions relating to guaranties for the securities and any circumstances under which there may be additional obligors; and

•	any other specific terms of such debt securities.

Unless otherwise specified in the prospectus supplement, the debt securities will be registered debt securities.  Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at time of issuance is below market rates.  The U.S. federal income tax considerations applicable to debt securities sold at a discount will be described in the applicable prospectus supplement.

Exchange and transfer

Debt securities may be transferred or exchanged at the office of the security registrar or at the office of any transfer agent designated by us.

We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges associated with any transfer or exchange.

In the event of any partial redemption of debt securities of any series, we will not be required to:

•
issue, register the transfer of, or exchange, any debt security of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt security of that series selected for redemption, in whole or in part, except the unredeemed portion being redeemed in part.

Initially, we will appoint the trustee as the security registrar.  Any transfer agent, in addition to the security registrar initially designated by us, will be named in the prospectus supplement.  We may designate additional transfer agents or change transfer agents or change the office of the transfer agent.  However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

Global securities

The debt securities of any series may be represented, in whole or in part, by one or more global securities.  Each global security will:

•	be registered in the name of a depositary, or its nominee, that we will identify in a prospectus supplement;

•	be deposited with the depositary or nominee or custodian; and

•	bear any required legends.

No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee unless:

•	the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary;

•	an event of default is continuing with respect to the debt securities of the applicable series; or

•	any other circumstance described in a prospectus supplement has occurred permitting or requiring the issuance of any such security.

As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indentures.  Except in the above limited circumstances, owners of beneficial interests in a global security will not be:

•	entitled to have the debt securities registered in their names;

•	entitled to physical delivery of certificated debt securities; or

•	considered to be holders of those debt securities under the indenture.

Payments on a global security will be made to the depositary or its nominee as the holder of the global security.  Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form.  These laws may impair the ability to transfer beneficial interests in a global security.

Institutions that have accounts with the depositary or its nominee are referred to as “participants.”  Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants.  The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants.

Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants’ interests, or any participant, with respect to interests of persons held by participants on their behalf.

Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary.  The depositary policies and procedures may change from time to time.  Neither any trustee nor we will have any responsibility or liability for the depositary’s or any participant’s records with respect to beneficial interests in a global security.

Payment and paying agents

Unless otherwise indicated in a prospectus supplement, the provisions described in this paragraph will apply to the debt securities.  Payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date.  Payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us.  However, at our option, we may pay interest by mailing a check to the record holder.  The trustee will be designated as our initial paying agent.

We may also name any other paying agents in a prospectus supplement.  We may designate additional paying agents, change paying agents or change the office of any paying agent.  However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent for payment on any debt security that remain unclaimed for a period ending the earlier of:

•	10 business days prior to the date the money would be turned over to the applicable state; or

•	at the end of two years after such payment was due, will be repaid to us. Thereafter, the holder may look only to us for such payment.

No protection in the event of a change of control

Unless otherwise indicated in a prospectus supplement with respect to a particular series of debt securities, the debt securities will not contain any provisions that may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction, whether or not such transaction results in a change in control.

Covenants

Unless otherwise indicated in a prospectus supplement with respect to a particular series of debt securities, the debt securities will not contain any financial or restrictive covenants.

Consolidation, merger and sale of assets

Unless otherwise indicated in a prospectus supplement with respect to a particular series of debt securities, we may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to, any entity, unless:

•
the successor entity, if any, is a corporation, limited liability company, partnership, trust or other business entity existing under the laws of the United States, any State within the United States or the District of Columbia;

•	the successor entity assumes our obligations on the debt securities and under the indentures;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

•	certain other conditions are met.

Events of default

Unless we indicate otherwise in a prospectus supplement, the following will be events of default for any series of debt securities under the indentures:

(1)           we fail to pay principal of or any premium on any debt security of that series when due;

(2)           we fail to pay any interest on any debt security of that series for 30 days after it becomes due;

(3)           we fail to deposit any sinking fund payment when due;

(4)           we fail to perform any other covenant in the indenture and such failure continues for 90 days after we are given the notice required in the indentures; and

(5)           certain events including our bankruptcy, insolvency or reorganization.

Additional or different events of default applicable to a series of debt securities may be described in a prospectus supplement.  An event of default of one series of debt securities is not necessarily an event of default for any other series of debt securities.

The trustee may withhold notice to the holders of any default, except defaults in the payment of principal, premium, if any, interest, any sinking fund installment on, or with respect to any conversion right of, the debt securities of such series.  However, the trustee must consider it to be in the interest of the holders of the debt securities of such series to withhold this notice.

Unless we indicate otherwise in a prospectus supplement, if an event of default, other than an event of default described in clause (5) above, shall occur and be continuing with respect to any series of debt securities, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding securities of that series may declare the principal amount and premium, if any, of the debt securities of that series, or if any debt securities of that series are original issue discount securities, such other amount as may be specified in the applicable prospectus supplement, in each case together with accrued and unpaid interest, if any, thereon, to be due and payable immediately.

If an event of default described in clause (5) above shall occur, the principal amount and premium, if any, of all the debt securities of that series, or if any debt securities of that series are original issue discount securities, such other amount as may be specified in the applicable prospectus supplement, in each case together with accrued and unpaid interest, if any, thereon, will automatically become immediately due and payable.  Any payment by us on the subordinated debt securities following any such acceleration will be subject to the subordination provisions described below under “-Subordinated debt securities.”

After acceleration the holders of a majority in aggregate principal amount of the outstanding securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, or other specified amounts or interest, have been cured or waived.

Other than the duty to act with the required care during an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the trustee reasonable indemnity.  Generally, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

A holder of debt securities of any series will not have any right to institute any proceeding under the indentures, or for the appointment of a receiver or a trustee, or for any other remedy under the indentures, unless:

(1)           the holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series;

(2)           the holders of at least a majority in aggregate principal amount of the outstanding debt securities of that series have made a written request and have offered reasonable indemnity to the trustee to institute the proceeding; and

(3)           the trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series within 60 days after the original request.

Holders may, however, sue to enforce the payment of principal, premium or interest on any debt security on or after the due date or to enforce the right, if any, to convert any debt security (if the debt security is convertible) without following the procedures listed in (1) through (3) above.

We will furnish the trustee an annual statement by our officers as to whether or not we are in default in the performance of the conditions and covenants under the indenture and, if so, specifying all known defaults.

Modification and waiver

Unless we indicate otherwise in a prospectus supplement, the applicable trustee and we may make modifications and amendments to an indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding securities of each series affected by the modification or amendment.
We may also make modifications and amendments to the indentures for the benefit of holders without their consent, for certain purposes including, but not limited to:

•	providing for our successor to assume the covenants under the indenture;

•	adding covenants or events of default;

•	making certain changes to facilitate the issuance of the securities;

•	securing the securities;

•	providing for a successor trustee or additional trustees;

•	curing any ambiguities or inconsistencies;

•	providing for guaranties of, or additional obligors on, the securities;

•	permitting or facilitating the defeasance and discharge of the securities; and

•	other changes specified in the indenture.

However, neither the trustee nor we may make any modification or amendment without the consent of the holder of each outstanding security of that series affected by the modification or amendment if such modification or amendment would:

•	change the stated maturity of any debt security;

•
reduce the principal, premium, if any, or interest on any debt security or any amount payable upon redemption or repurchase, whether at our option or the option of any holder, or reduce the amount of any sinking fund payments;

•	reduce the principal of an original issue discount security or any other debt security payable on acceleration of maturity;

•	change the place of payment or the currency in which any debt security is payable;

•	impair the right to enforce any payment after the stated maturity or redemption date;

•	if subordinated debt securities, modify the subordination provisions in a materially adverse manner to the holders;

•	adversely affect the right to convert any debt security if the debt security is a convertible debt security; or

•	change the provisions in the indenture that relate to modifying or amending the indenture.

Satisfaction and discharge; defeasance

We may be discharged from our obligations on the debt securities, subject to limited exceptions, of any series that have matured or will mature or be redeemed within one year if we deposit enough money with the trustee to pay all of the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities.

Each indenture contains a provision that permits us to elect either or both of the following:

•
We may elect to be discharged from all of our obligations, subject to limited exceptions, with respect to any series of debt securities then outstanding.  If we make this election, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for the rights of holders to receive payments on debt securities or the registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

•
We may elect to be released from our obligations under some or all of any financial or restrictive covenants applicable to the series of debt securities to which the election relates and from the consequences of an event of default resulting from a breach of those covenants.

To make either of the above elections, we must irrevocably deposit in trust with the trustee enough money to pay in full the principal, interest and premium on the debt securities.  This amount may be made in cash and/or U.S. government obligations or, in the case of debt securities denominated in a currency other than U.S. dollars, cash in the currency in which such series of securities is denominated and/or foreign government obligations.  As a condition to either of the above elections, for debt securities denominated in U.S. dollars we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the action.

“Foreign government obligations” means, with respect to debt securities of any series that are denominated in a currency other than United States dollars:

•
direct obligations of the government that issued or caused to be issued the currency in which such securities are denominated and for the payment of which obligations its full faith and credit is pledged, or, with respect to debt securities of any series which are denominated in euros, direct obligations of certain members of the European Union for the payment of which obligations the full faith and credit of such members is pledged, which in each case are not callable or redeemable at the option of the issuer thereof;

•
obligations of a person controlled or supervised by or acting as an agency or instrumentality of a government described in the bullet above the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by such government, which are not callable or redeemable at the option of the issuer thereof; or

•
any depository receipt issued by a bank as custodian with respect to any obligation specified in the first two bullet points and held by such bank for the account of the holder of such deposit any receipt, or with respect to any such obligation which is so specified and held.

Notices

Notices to holders will be given by mail to the addresses of the holders in the security register.

Governing law

The indentures and the debt securities will be governed by, and construed under, the laws of the State of New York.

No personal liability of directors, officers, employees and stockholders

No incorporator, stockholder, employee, agent, officer, director or subsidiary of ours will have any liability for any obligations of ours, or because of the creation of any indebtedness under the debt securities, the indentures or supplemental indentures.  The indentures provide that all such liability is expressly waived and released as a condition of, and as a consideration for, the execution of such indentures and the issuance of the debt securities.

Regarding the trustee

The indentures limit the right of the trustee, should it become our creditor, to obtain payment of claims or secure its claims.

The trustee is permitted to engage in certain other transactions with us.  However, if the trustee acquires any conflicting interest, and there is a default under the debt securities of any series for which it is trustee, the trustee must eliminate the conflict or resign.

The accompanying prospectus supplement will specify the trustee for the particular series of debt securities to be issued under the indentures.

Subordinated debt securities

The following provisions will be applicable with respect to each series of subordinated debt securities, unless otherwise stated in the prospectus supplement relating to that series of subordinated debt securities.

The indebtedness evidenced by the subordinated debt securities of any series is subordinated, to the extent provided in the subordinated indenture and the applicable prospectus supplement, to the prior payment in full, in cash or other payment satisfactory to the holders of senior debt, of all senior debt, including any senior debt securities.

Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, marshalling of assets, assignment for the benefit of creditors, or in bankruptcy, insolvency, receivership or other similar proceedings, payments on the subordinated debt securities will be subordinated in right of payment to the prior payment in full in cash or other payment satisfactory to holders of senior debt of all senior debt.

In the event of any acceleration of the subordinated debt securities of any series because of an event of default with respect to the subordinated debt securities of that series, holders of any senior debt would be entitled to payment in full in cash or other payment satisfactory to holders of senior debt of all senior debt before the holders of subordinated debt securities are entitled to receive any payment or distribution.

In addition, the subordinated debt securities will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries, including trade payables and lease obligations.  This occurs because our right to receive any assets of our subsidiaries upon their liquidation or reorganization, and your right to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors, except to the extent that we are recognized as a creditor of such subsidiary.  If we are recognized as a creditor of that subsidiary, our claims would still be subordinate to any security interest in the assets of the subsidiary and any indebtedness of the subsidiary senior to us.

We are required to promptly notify holders of senior debt or their representatives under the subordinated indenture if payment of the subordinated debt securities is accelerated because of an event of default.

Under the subordinated indenture, we may also not make payment on the subordinated debt securities if:

•
a default in our obligations to pay principal, premium, if any, interest or other amounts on our senior debt occurs and the default continues beyond any applicable grace period, which we refer to as a payment default; or

•
any other default occurs and is continuing with respect to designated senior debt that permits holders of designated senior debt to accelerate its maturity, and the trustee receives a payment blockage notice from us or some other person permitted to give the notice under the subordinated indenture, which we refer to as a non-payment default.

We may and shall resume payments on the subordinated debt securities:

•	in case of a payment default, when the default is cured or waived or ceases to exist; and

•	in case of a nonpayment default, the earlier of when the default is cured or waived or ceases to exist or 179 days after the receipt of the payment blockage notice.

No new payment blockage period may start on the basis of a nonpayment default unless 365 days have elapsed from the effectiveness of the immediately prior payment blockage notice.  No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee shall be the basis for a subsequent payment blockage notice.

As a result of these subordination provisions, in the event of our bankruptcy, dissolution or reorganization, holders of senior debt may receive more, ratably, and holders of the subordinated debt securities may receive less, ratably, than our other creditors.  The subordination provisions will not prevent the occurrence of any event of default under the subordinated indenture.

The subordination provisions will not apply to payments from money or government obligations held in trust by the trustee for the payment of principal, interest and premium, if any, on subordinated debt securities pursuant to the provisions described under “Satisfaction and discharge; defeasance,” if the subordination provisions were not violated at the time the money or government obligations were deposited into trust.

If the trustee or any holder receives any payment that should not have been made to them in contravention of subordination provisions before all senior debt is paid in full in cash or other payment satisfactory to holders of senior debt, then such payment will be held in trust for the holders of senior debt.

Senior debt securities will constitute senior debt under the subordinated indenture.

Additional or different subordination provisions may be described in a prospectus supplement relating to a particular series of debt securities.

Definitions

“Designated senior debt” means our obligations under any particular senior debt in which the instrument creating or evidencing the same or the assumption or guarantee thereof, or related agreements or documents to which we are a party, expressly provides that such indebtedness shall be designated senior debt for purposes of the subordinated indenture.  The instrument, agreement or other document evidencing any designated senior debt may place limitations and conditions on the right of such senior debt to exercise the rights of designated senior debt.

“Indebtedness” means the following, whether absolute or contingent, secured or unsecured, due or to become due, outstanding on the date of the indenture for such series of securities or thereafter created, incurred or assumed:

•	our indebtedness evidenced by a credit or loan agreement, note, bond, debenture or other written obligation;

•	all of our obligations for money borrowed;

•	all of our obligations evidenced by a note or similar instrument given in connection with the acquisition of any businesses, properties or assets of any kind,

•	our obligations:

•	as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles, or

•	as lessee under other leases for facilities, capital equipment or related assets, whether or not capitalized, entered into or leased for financing purposes;

•	all of our obligations under interest rate and currency swaps, caps, floors, collars, hedge agreements, forward contracts or similar agreements or arrangements;

•	all of our obligations with respect to letters of credit, bankers’ acceptances and similar facilities, including reimbursement obligations with respect to the foregoing;

•
all of our obligations issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business;

•
all obligations of the type referred to in the above clauses of another person and all dividends of another person, the payment of which, in either case, we have assumed or guaranteed, of for which we are responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise, or which are secured by a lien on our property; and

•
renewals, extensions, modifications, replacements, restatements and refundings of, or any indebtedness or obligation issued in exchange for, any such indebtedness or obligation described in the above clauses of this definition.

“Senior debt” means the principal of, premium, if any, and interest, including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding, on, and all fees and other amounts payable in connection with, our indebtedness.  Senior debt shall not include:

•
any debt or obligation if its terms or the terms of the instrument under which or pursuant to which it is issued expressly provide it shall not be senior in right of payment to the subordinated debt securities or expressly provide that such indebtedness is on the same basis or “junior” to the subordinated debt securities; or

•	debt to any of our subsidiaries, a majority of the voting stock of which is owned, directly or indirectly, by us.

“Subsidiary” means an entity more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by us or by one or more or our other subsidiaries or by a combination of us and our other subsidiaries.  For purposes of this definition, “voting stock” means stock or other similar interests to us which ordinarily has or have voting power for the election of directors, or persons performing similar functions, whether at all times or only so long as no senior class of stock or other interests has or have such voting power by reason of any contingency.

DESCRIPTION OF THE DEPOSITARY SHARES

General

At our option, we may elect to offer fractional shares of preferred stock, rather than full shares of preferred stock.  If we do elect to offer fractional shares of preferred stock, we will issue to the public receipts for depositary shares and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock, as specified in the applicable prospectus supplement.  Each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all rights and preferences of the preferred stock underlying that depositary share.  These rights may include dividend, voting, redemption and liquidation rights.

The shares of preferred stock underlying the depositary shares will be deposited with a bank or trust company selected by us to act as depositary, under a deposit agreement between us, the depositary and the holders of the depositary receipts.  The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares.

The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement.  Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

The summary of terms of the depositary shares contained in this prospectus is not complete.  You should refer to the forms of the deposit agreement, our certificate of incorporation and the certificate of designation for the applicable series of preferred stock that are, or will be, filed with the SEC.

Dividends

The depositary will distribute cash dividends or other cash distributions, if any, received in respect of the series of preferred stock underlying the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by those holders on the relevant record date.  The relevant record date for depositary shares will be the same date as the record date for the preferred stock.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution.  If this occurs, the depositary, with our approval, may adopt another method for the distribution, including selling the property and distributing the net proceeds to the holders.

Liquidation preference

If a series of preferred stock underlying the depositary shares has a liquidation preference, in the event of our voluntary or involuntary liquidation, dissolution or winding up, holders of depositary shares will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock, as set forth in the applicable prospectus supplement.

Redemption

If a series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the preferred stock held by the depositary.  Whenever we redeem any preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock so redeemed.  The depositary will mail the notice of redemption to the record holders of the depositary receipts promptly upon receiving the notice from us and no fewer than 20 nor more than 60 days, unless otherwise provided in the applicable prospectus supplement, prior to the date fixed for redemption of the preferred stock.

Voting

Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts underlying the preferred stock.  Each record holder of those depositary receipts on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock underlying that holder’s depositary shares.  The record date for the depositary will be the same date as the record date for the preferred stock.  The depositary will try, as far as practicable, to vote the preferred stock underlying the depositary shares in accordance with these instructions.  We will agree to take all action that may be deemed necessary by the depositary in order to enable the depositary to vote the preferred stock in accordance with these instructions.  The depositary will not vote the preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

Withdrawal of Preferred Stock

Owners of depositary shares will be entitled to receive upon surrender of depositary receipts at the principal office of the depositary and payment of any unpaid amount due to the depositary, the number of whole shares of preferred stock underlying their depositary shares.

Partial shares of preferred stock will not be issued.  Holders of preferred stock will not be entitled to deposit the shares under the deposit agreement or to receive depositary receipts evidencing depositary shares for the preferred stock.

Amendment and termination of the deposit agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between the depositary and us.  However, any amendment which materially and adversely alters the rights of the holders of depositary shares, other than fee changes, will not be effective unless the amendment has been approved by at least a majority of the outstanding depositary shares.  The deposit agreement may be terminated by the depositary or us only if:

•	all outstanding depositary shares have been redeemed; or

•	there has been a final distribution of the preferred stock in connection with our dissolution and such distribution has been made to all the holders of depositary shares.

Charges of depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangement.  We will also pay charges of the depositary in connection with:

•	the initial deposit of the preferred stock;

•	the initial issuance of the depositary shares;

•	any redemption of the preferred stock; and

•	all withdrawals of preferred stock by owners of depositary shares.

Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and other specified charges as provided in the deposit agreement for their accounts.  If these charges have not been paid, the depositary may:

•	refuse to transfer depositary shares;

•	withhold dividends and distributions; and

•	sell the depositary shares evidenced by the depositary receipt.

Miscellaneous

The depositary will forward to the holders of depositary receipts all reports and communications we deliver to the depositary that we are required to furnish to the holders of the preferred stock.  In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any reports and communications we deliver to the depositary as the holder of preferred stock.

Neither the depositary nor we will be liable if either the depositary or we are prevented or delayed by law or any circumstance beyond the control of either the depositary or us in performing our respective obligations under the deposit agreement.  Our obligations and the depositary’s obligations will be limited to the performance in good faith of our or the depositary’s respective duties under the deposit agreement.  Neither the depositary nor we will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished.  The depositary and we may rely on:

•	written advice of counsel or accountants;

•	information provided by holders of depositary receipts or other persons believed in good faith to be competent to give such information; and

•	documents believed to be genuine and to have been signed or presented by the proper party or parties.

Resignation and removal of depositary

The depositary may resign at any time by delivering a notice to us.  We may remove the depositary at any time.  Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment.  The successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal.  The successor depositary must be a bank and trust company having its principal office in the United States of America and having a combined capital and surplus of at least $50,000,000.

Federal income tax consequences

Owners of the depositary shares will be treated for U.S. federal income tax purposes as if they were owners of the preferred stock underlying the depositary shares.  As a result, owners will be entitled to take into account for U.S. federal income tax purposes any deductions to which they would be entitled if they were holders of such preferred stock.  No gain or loss will be recognized for U.S. federal income tax purposes upon the withdrawal of preferred stock in exchange for depositary shares.  The tax basis of each share of preferred stock to an exchanging owner of depositary shares will, upon such exchange, be the same as the aggregate tax basis of the depositary shares exchanged.  The holding period for preferred stock in the hands of an exchanging owner of depositary shares will include the period during which such person owned such depositary shares.

DESCRIPTION OF THE WARRANTS

We may issue warrants for the purchase of common stock, preferred stock or debt securities or any combination thereof.  Warrants may be issued independently or together with common stock, preferred stock or debt securities and may be attached to or separate from any offered securities.  Each series of warrants will be issued under a separate warrant agreement.  This summary of some provisions of the warrants is not complete.  You should refer to the warrant agreement relating to the specific warrants being offered for the complete terms of the warrants.

The particular terms of any issue of warrants will be described in the prospectus supplement relating to the issue.  Those terms may include:

•
the number of shares of common stock or preferred stock purchasable upon the exercise of warrants to purchase such shares and the price at which such number of shares may be purchased upon such exercise;

•
the designation, stated value and terms (including, without limitation, liquidation, dividend, conversion and voting rights) of the series of preferred stock purchasable upon exercise of warrants to purchase preferred stock;

•	the principal amount of debt securities that may be purchased upon exercise of a debt warrant and the exercise price for the warrants, which may be payable in cash, securities or other property;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	United States Federal income tax consequences applicable to the warrants; and

•	any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the warrants.

Holders of equity warrants will not be entitled:

•	to vote, consent or receive dividends;

•	receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter; or

•	exercise any rights as stockholders of OccuLogix, Inc.

Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations.  Debt warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement.  Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the debt securities purchasable upon exercise and will not be entitled to payment of principal or any premium, if any, or interest on the debt securities purchasable upon exercise.

PLAN OF DISTRIBUTION

We may sell the securities offered through this prospectus (i) to or through underwriters or dealers, (ii) directly to purchasers, including our affiliates, (iii) through agents, or (iv) through a combination of any these methods.  The securities may be distributed at a fixed price or prices, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices, or negotiated prices.  The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

We may engage in at-the-market offerings into an existing trading market in accordance with Rule 415(a)(4).  Any at-the-market offering will be through an underwriter or underwriters acting as principal or agent for us.

We may issue to the holders of our common stock on a pro rata basis for no consideration, subscription rights to purchase shares of our common stock or preferred stock.  These subscription rights may or may not be transferable by stockholders.  The applicable prospectus supplement will describe the specific terms of any offering of our common or preferred stock through the issuance of subscription rights, including the terms of the subscription rights offering, the terms, procedures and limitations relating to the exchange and exercise of the subscription rights and, if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of common or preferred stock through the issuance of subscription rights.

Sale Through Underwriters or Dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us.  The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions.  Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales.  Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters.  Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them.  The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

The maximum commission or discount to be received by any agent or underwriter will not be greater than eight percent (8%) of the maximum gross proceeds of the securities that may be sold under this prospectus.

If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals.  They may then resell those securities to the public at varying prices determined by the dealers at the time of resale.  The prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities offered through this prospectus directly.  In this case, no underwriters or agents would be involved.  Such securities may also be sold through agents designated from time to time.  The prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent.  Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities.  The terms of any such sales will be described in the prospectus supplement.

Delayed Delivery Contracts

If the prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts.  These contracts would provide for payment and delivery on a specified date in the future.  The contracts would be subject only to those conditions described in the prospectus supplement.  The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Market Making, Stabilization and Other Transactions

Unless the applicable prospectus supplement states otherwise, each series of offered securities will be a new issue and will have no established trading market.  We may elect to list any series of offered securities on an exchange.  Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice.  Therefore, we cannot assure you that the securities will have a liquid trading market.

Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act.  Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities.  Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions.  Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions.  The underwriters may, if they commence these transactions, discontinue them at any time.

Derivative Transactions and Hedging

We, the underwriters or other agents may engage in derivative transactions involving the securities.  These derivatives may consist of short sale transactions and other hedging activities.  The underwriters or agents may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities.  In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters or agents.  The underwriters or agents may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others.  The underwriters or agents may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

Electronic Auctions

We may also make sales through the Internet or through other electronic means.  Since we may from time to time elect to offer securities directly to the public, with or without the involvement of agents, underwriters or dealers, utilizing the Internet or other forms of electronic bidding or ordering systems for the pricing and allocation of such securities, you will want to pay particular attention to the description of that system we will provide in a prospectus supplement.

Such electronic system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms and conditions at which such securities are sold.  These bidding or ordering systems may present to each bidder, on a so-called “real-time” basis, relevant information to assist in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder’s individual bids would be accepted, prorated or rejected.  For example, in the case of debt security, the clearing spread could be indicated as a number of “basis points” above an index treasury note.  Of course, many pricing methods can and may also be used.

Upon completion of such an electronic auction process, securities will be allocated based on prices bid, terms of bid or other factors.  The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet or other electronic bidding process or auction.

General Information

Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act.  Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation.  Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

Ernst & Young LLP, San Diego, California, independent registered public accounting firm, has audited our consolidated financial statements (and schedules) as of and for the year ended December 31, 2008 included in our Annual Report on Form 10-K for the year ended December 31, 2008, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements), which is incorporated by reference in this prospectus and elsewhere in the registration statement.  Our financial statements (and schedules) as of and for the year ended December 31, 2008 are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

The consolidated financial statements as of December 31, 2007 and for the two years then ended of OccuLogix, Inc. incorporated by reference from our Annual Report (Form 10-K) for the year ended December 31, 2008 (including the schedule appearing therein) have been audited by Ernst & Young LLP, Toronto, Canada, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements), included therein and incorporated herein by reference.  Such consolidated financial statements as of December 31, 2007 and for the two years then ended are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the SEC.  Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.  You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.  Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge by linking directly from our website at www.occulogix.com under the “Investor Relations — SEC & SEDAR Filings” caption.  These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.  Information contained on our website is not part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.  We incorporate by reference the following documents filed with the SEC (excluding those portions of any Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K):

•	Our Annual Report on Form 10-K for the year ended December 31, 2008;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009;

•
Our Current Reports on Form 8-K dated January 9, 2008, January 28, 2008, February 5, 2008, February 20, 2008, February 25, 2008, March 20, 2008, April 3, 2008, April 25, 2008, May 6, 2008, May 21, 2008, as amended by a Form 8-K/A, June 20, 2008, July 2, 2008, July 28, 2008, July 29, 2008, August 15, 2008, September 11, 2008, September 18, 2008, October 9, 2008, as amended by a Form 8-K/A, January 23, 2009, February 4, 2009, March 17, 2009, March 26, 2009, May 20, 2009 and July 16, 2009; and

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Our amended Definitive Proxy Statement dated May 11, 2009, in connection with the 2009 Annual and Special Meeting of Stockholders, and the description of the Company’s capital stock contained in its Registration Statement on Form 8-A, filed on November 17, 2004, all of which have been filed by the us with the Commission, are incorporated by reference in this prospectus.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus, but not delivered with the prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates.  You should direct written requests to: William G. Dumencu, OccuLogix, Inc., 11025 Roselle Street, Suite 100, San Diego, California 92121, or you may call us at (858) 455-6006.

             Shares

Common Stock

PROSPECTUS SUPPLEMENT

Craig-Hallum Capital Group

               , 2012